Exhibit 2.1


                                                               Execution Version








                          AGREEMENT AND PLAN OF MERGER





                                  BY AND AMONG





                               THE BOEING COMPANY



                              BOEING-AVENGER, INC.





                                       and





                                  AVIALL, INC.





                           Dated as of April 30, 2006

                                                               Execution Version


                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


ARTICLE 1 Defined Terms........................................................1

ARTICLE 2 The Merger..........................................................10

         2.1      The Merger..................................................10

         2.2      The Closing.................................................11

         2.3      Effective Time..............................................11

         2.4      Effect of the Merger........................................11

         2.5      Certificate of Incorporation; Bylaws........................11

         2.6      Directors and Officers......................................11

ARTICLE 3 Conversion of Securities; Exchange of Certificates..................11

         3.1      Conversion of Securities....................................11

         3.2      Exchange of Certificates....................................12

         3.3      Share Transfer Books........................................14

         3.4      Convertible Securities......................................14

         3.5      Dissenting Stockholders.....................................15

ARTICLE 4 Company Representations and Warranties..............................15

         4.1      Organization and Qualification; Subsidiaries................15

         4.2      Certificate of Incorporation and Bylaws; Corporate Books
                  and Records.................................................16

         4.3      Capitalization..............................................16

         4.4      Authority...................................................18

         4.5      No Conflict; Required Filings and Consents..................18

         4.6      Permits; Compliance With Law................................19

         4.7      SEC Filings; Financial Statements...........................20

         4.8      Disclosure Documents........................................24

         4.9      Absence of Certain Changes or Events........................24

                                                               Execution Version


         4.10     Employee Benefit Plans......................................26

         4.11     Contracts; Customers and Suppliers..........................30

         4.12     Litigation..................................................33

         4.13     Environmental Matters.......................................33

         4.14     Intellectual Property.......................................34

         4.15     Taxes.......................................................39

         4.16     Insurance...................................................40

         4.17     Opinion of Financial Advisor................................41

         4.18     Brokers.....................................................41

         4.19     Properties..................................................41

         4.20     Interested Party Transactions...............................42

ARTICLE 5 Representations and Warranties of Parent and Merger Sub.............42

         5.1      Organization and Qualification; Subsidiaries................42

         5.2      Authority...................................................42

         5.3      No Conflict; Required Filings and Consents..................43

         5.4      Ownership of Merger Sub; No Prior Activities................43

         5.5      Financing...................................................43

         5.6      Company Stock...............................................43

ARTICLE 6 Covenants...........................................................44

         6.1      Conduct of Business by the Company Pending the Closing......44

         6.2      Takeover Statutes...........................................47

         6.3      Proxy Statement.............................................47

         6.4      Company Stockholders Meeting; Board Recommendation..........48

         6.5      Access to Information; Confidentiality......................49

         6.6      No Solicitation of Transactions.............................49

         6.7      Appropriate Action; Consents; Filings.......................51

                                                               Execution Version


         6.8      Certain Notices.............................................53

         6.9      Public Announcements........................................53

         6.10     Indemnification.............................................53

         6.11     Employees...................................................54

         6.12     Benefit Plans...............................................55

         6.13     Standstill Provisions.......................................56

         6.14     Third Party Consents; Notices...............................56

         6.15     Section 16 Matters..........................................56

         6.16     Reasonable Efforts; Cooperation.............................57

         6.17     Notes Tender Offer..........................................57

ARTICLE 7 Closing Conditions..................................................58

         7.1      Conditions to Obligations of Each Party Under
                  This Agreement..............................................58

         7.2      Additional Conditions to Obligations of Parent and
                  Merger Sub..................................................58

         7.3      Additional Conditions to Obligations of the Company.........59

ARTICLE 8 Termination, Amendment and Waiver...................................60

         8.1      Termination.................................................60

         8.2      Effect of Termination.......................................61

         8.3      Amendment...................................................62

         8.4      Waiver......................................................62

         8.5      Fees and Expenses...........................................62

ARTICLE 9 General Provisions..................................................63

         9.1      Non-Survival of Representations and Warranties..............63

         9.2      Notices.....................................................63

         9.3      Headings....................................................64

         9.4      Severability................................................64

         9.5      Entire Agreement............................................64

                                                               Execution Version


         9.6      Assignment..................................................64

         9.7      Parties in Interest.........................................65

         9.8      Mutual Drafting.............................................65

         9.9      Governing Law; Consent to Jurisdiction; Waiver of Trial
                  by Jury.....................................................65

         9.10     Disclosure..................................................66

         9.11     Counterparts................................................66

         9.12     Remedies Cumulative; Specific Performance...................66

         9.13     Agreement to Protect Parent's Acquired Goodwill.............66

         9.14     Interpretation..............................................66

                                        Execution Version

                                    EXHIBITS

Exhibit A         Form of Restated Certificate of Incorporation

Exhibit B         Form of Amended and Restated Bylaws

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2006 (this "Agreement"), by and among The Boeing Company, a Delaware corporation ("Parent"), Boeing-Avenger, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Aviall, Inc., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and

         WHEREAS, as a material inducement to the willingness of Parent to enter into this Agreement, simultaneously with the execution of this Agreement, certain employee-stockholders are entering into amendments and restatements to their employment or severance agreements with each of the parties hereto and non-competition agreements with Parent (the "Retention and Non-Competition Agreements").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                  Defined Terms

         For purposes of this Agreement, the term:

         "Acquisition Proposal" means, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent) relating to or involving (i) the purchase from the Company or any Company Subsidiary or any acquisition by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or more than a 10% interest in the total outstanding voting securities of any Company Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group Beneficially Owning 10% or more of the total outstanding voting securities of the Company or 10% or more of the total outstanding voting securities of any Company Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, or (iii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the consolidated assets of the Company and the Company Subsidiaries in any single transaction or series of related transactions (other than in the ordinary course of business).

         "Affiliate" has the meaning used in Rule 145 promulgated under the Securities Act.

         "Agreement" has the meaning set forth in the preamble.

         "Anti-Bribery Laws" has the meaning set forth in Section 4.6(d).

         "Antitrust Laws" has the meaning set forth in Section 6.7(c).

         "Beneficial Ownership" (and related terms such as "Beneficially Owning" or "Beneficial Owner") shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Blue Sky Laws" means state securities or "blue sky" laws.

         "Business Day" has the meaning used in Rule 14d-1(g) promulgated under the Exchange Act.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

         "Certificate of Merger" has the meaning set forth in Section 2.3.

         "Certificates" has the meaning set forth in Section 3.2(a).

         "Certifications" has the meaning set forth in Section 4.7(a).

         "Closing" has the meaning set forth in Section 2.2.

         "Closing Date" has the meaning set forth in Section 2.2.

         "COBRA" has the meaning set forth in Section 4.10(c).

         "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Company" has the meaning set forth in the preamble.

         "Company Balance Sheet" has the meaning set forth in Section 4.7(b).

         "Company Balance Sheet Date" has the meaning set forth in Section
4.7(b).

         "Company Benefit Plans" has the meaning set forth in Section 4.10(a).

         "Company Board" means the Board of Directors of the Company.

         "Company Board Recommendation" means the unanimous recommendation by the Company Board that the Company's stockholders vote in favor of the adoption of this Agreement.

         "Company Bylaws" has the meaning set forth in Section 4.2.

         "Company Certificate of Incorporation" has the meaning set forth in
Section 4.2.

         "Company Common Share" means a share of common stock, par value $0.01 per share, of the Company.

         "Company Disclosure Schedule" has the meaning set forth in the preamble to Article 4.

         "Company Financial Advisor" has the meaning set forth in Section 4.17.

         "Company Financial Statements" has the meaning set forth in Section 4.7(b).

         "Company IP Rights" means (i) any and all Intellectual Property used or held for use in the conduct of the business of the Company and the Company Subsidiaries as currently conducted and (ii) any and all other Intellectual Property owned by the Company and the Company Subsidiaries.

         "Company IP Rights Agreements" has the meaning set forth in Section 4.14(h).

         "Company Option" means any option granted, and not exercised, expired or terminated, in connection with the performance of services, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase Company Common Shares pursuant to any Company Stock Option Plan.

         "Company-Owned IP Rights" means Company IP Rights that are owned by the Company or any of the Company Subsidiaries.

         "Company Permits" has the meaning set forth in Section 4.6(a).

         "Company Preferred Shares" has the meaning set forth in Section 4.3(a).

         "Company Registered Intellectual Property" means all United States, international and foreign (i) patents and patent applications (including provisional applications) and all reissues, divisions, renewals, extensions, continuations and continuations in part, (ii) registered trademarks and service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, (iii) registered Internet domain names, (iv) registered copyrights and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by the United States Patent and Trademark Office, the United States Copyright Office, or any equivalent Governmental Entity, in each case of (i) through (v) that is owned by, registered or filed in the name of, the Company or any of the Company Subsidiaries.

         "Company SARs" has the meaning set forth in Section 3.4(c).

         "Company SEC Reports" has the meaning set forth in Section 4.7(a).

         "Company Source Code" means any software source code, any material portion or aspect thereof, or any material proprietary information or algorithm contained in or relating to any software source code of any Company-Owned IP Rights.

         "Company Stockholders Approval" has the meaning set forth in Section 4.4(a).

         "Company Stockholders Meeting" has the meaning set forth in Section 4.4(a).

         "Company Stock Option Plan" means any stock option, stock bonus, stock award or stock purchase plan, program or arrangement, as amended to date, of the Company or any of the Company Subsidiaries or any predecessor thereof, including the Company's 1998 Director's Stock Plan and the 1998 Stock Incentive Plan.

         "Company Subsidiary" has the meaning set forth in Section 4.1(a).

         "Company Warrants" means warrants to purchase Company Common Shares (other than Company Options and stock appreciation rights).

         "Confidential Information" has the meaning set forth in Section
4.14(s).

         "Confidentiality Agreement" has the meaning set forth in Section 6.5.

         "Continuing Employees" has the meaning set forth in Section 6.11(a).

         "Contract" means any agreement, contract, subcontract, lease, sublease, power of attorney, note, loan, evidence of Indebtedness, purchase and sales order, letter of credit, undertaking, covenant not to compete, license, instrument, obligation, commitment, binding understanding, promise, indenture, option, warranty, policy or quotation, whether oral or written, express or implied.

         "Cost Accounting Standards" has the meaning set forth in Section
4.11(c).

         "Credit Facility" means the Company's senior secured credit facility, as described in the Company's Annual Report on Form 10-K for the period ending December 31, 2005, and any footnotes, schedules or exhibits thereto including any other documents or instruments executed in connection therewith.

         "Dallas Lease" has the meaning set forth in Section 4.19(a).

         "Dissenting Shares" has the meaning set forth in Section 3.5.

         "Divestiture" means (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any Company Subsidiary or (b) the holding separate of the Company Common Shares or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Company Common Shares.

         "DGCL" has the meaning set forth in the preamble.

         "D&O Insurance" has the meaning set forth in Section 6.10(b).

         "EDGAR" has the meaning set forth in Section 4.7(a).

         "Effective Time" has the meaning set forth in Section 2.3.

         "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or other similar encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset) other than any encumbrance arising (A) under applicable Laws with respect to Taxes not yet due and payable, or (B) under the Credit Facility.

         "Engagement Letter" has the meaning set forth in Section 4.18.

         "Environmental Claims" means all written or oral accusations, allegations, complaints, notices of violation, claims, demands, suits or causes of action for any damage, including personal injury or property damage, investigatory costs, clean-up costs, governmental response costs, natural resources damages, fines or penalties, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.

         "Environmental Conditions" means Releases relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation or transportation of Hazardous Substances by the Company or any Company Subsidiary or any entity for which the Company has financial responsibility. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of Persons to Hazardous Substances from the operations of the Company or any Company Subsidiary or any entity for which the Company has financial responsibility at the workplace or the exposure of Persons or property to Hazardous Substances from the operations of the Company or any Company Subsidiary or any entity for which the Company has financial responsibility migrating from or otherwise emanating from the Facilities.

         "Environmental Laws" means all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, or permits issued, promulgated or entered pursuant thereto (collectively, "Regulations"), relating to pollution or protection of the environment and occupational safety and health, including
(i) Regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, (ii) Regulations relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances, (iii) Regulations relating to the health and safety of Persons (including employees) or property, (iv) CERCLA, (v) the Toxic Substances Control Act, (vi) the Hazardous Materials Transportation Act, (vii) the Resource Conservation and Recovery Act, (viii) the Clean Water Act, (ix) the Safe Drinking Water Act, (x) the Clean Air Act, (xi) the Occupational Health and Safety Act, (xii) Federal Insecticide, Fungicide, Rodenticide Act, and (xiii) the Emergency Planning and Community Right-to-Know Act.

         "Environmental Reports" means any and all written reports, audits, inspections, reviews, assessments, evaluations or other analyses that are in the possession or control of the Company or any Company Subsidiary of (i) any Environmental Conditions in, on or about the Facilities or (ii) compliance with applicable Environmental Laws.

         "Equity Interest" means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" means any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.2(b).

         "Exchange Fund" has the meaning set forth in Section 3.2(b).

         "Expenses" includes all reasonable out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         "Export Control Laws" has the meaning set forth in Section 4.6(c).

         "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and real property and related facilities and fixtures owned or leased at any time by the Company or any of the Company Subsidiaries.

         "Foreign Plan" means each compensation and benefit plan required to be maintained or contributed to by the Law or applicable custom or rule of the relevant jurisdiction outside of the United States except for plans maintained by Governmental Entities.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "Government Contract" has the meaning set forth in Section 4.11(c).

         "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or any other governmental or quasi-governmental entity.

         "Group" has the meaning as used in Section 13 of the Exchange Act, except where the context otherwise requires.

         "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, polychlorinated biphenyls, pesticides, herbicides and asbestos.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Indemnified Parties" has the meaning set forth in Section 6.10(a).

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid,
(iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all capitalized lease obligations of such Person,
(vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

         "Intellectual Property" means any and all worldwide industrial and intellectual property rights, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all computer software, including all source code, object code, firmware, and development tools, images, drawings, graphics, files, records and data, all rights in prototypes, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

         "IRS" means the United States Internal Revenue Service.

         "knowledge" means, with respect to a Person, the actual knowledge of a fact, circumstance, event or other matter by the officers and directors of such Person.

         "Law" means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, requirement, rule, regulation, legal doctrine, order, permit, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

         "Made Available" means the Company or its Representatives (i) made such materials available to Parent or its Representatives during Parent's physical due diligence inspection conducted between April 4, 2006 and April 8, 2006 at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202-3789, which materials were (x) as set forth on the data room indices previously provided to Parent or its Representatives (true, correct and complete copies of which are posted to the electronic database referred to in (iii) below and physically delivered to Parent) or (y) physically delivered on or before April 29, 2006 to Parent in the manner described in the applicable Section of the Company Disclosure Schedule, (ii) posted such materials on the Company's website at www.aviall.com on or before April 29, 2006, (iii) provided access to such materials, to Parent or its Representatives on an electronic database managed by Haynes and Boone, LLP at www.clientconnect.net, between April 10, 2006 and April 29, 2006, or (iv) filed Company SEC Reports with the SEC which were available through EDGAR on or prior to the date of this Agreement.

         "Material Adverse Effect" means any effect, event, occurrence, development, circumstance, change or condition, including without limitation a conflict with, or default or violation of, any Law (each an "Effect") that, individually or in the aggregate with other Effects is, or is reasonably likely, to (i) be materially adverse to the capitalization, assets (including intangible assets), liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially impede or delay the Company's ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Laws; except for the purposes of clause (i) above to the extent that such Effect results from (A) changes or conditions affecting economic or capital markets in the United States or internationally (which changes or conditions, in each case, do not affect the Company in a substantially disproportionate manner), (B) changes in international or national political conditions generally (which changes, in each case, do not affect the Company in a substantially disproportionate manner), (C) changes or conditions affecting the aerospace industry generally (which changes or conditions, in each case, do not affect the Company in a substantially disproportionate manner), (D) changes in any Laws or GAAP or the accounting rules and regulations of the SEC (which changes, in each case, do not affect the Company in a substantially disproportionate manner), (E) the announcement of this Agreement or the transactions contemplated hereby, or
(F) any changes in the trading volume or trading prices of Company Common Shares, or any failure by the Company to meet analyst's forecasts or projections (it being understood that the underlying cause of or causes of such changes or failure may be deemed to constitute a Material Adverse Effect, and this clause
(F) shall be disregarded in determining whether the underlying cause of such changes or failure is itself a Material Adverse Effect).

         "Material Contract" has the meaning set forth in Section 4.11(a).

         "Merger" has the meaning set forth in the preamble.

         "Merger Consideration" has the meaning set forth in Section 3.1(a).

         "Merger Sub" has the meaning set forth in the preamble.

         "Noteholders" has the meaning set forth in Section 6.17(c).

         "Notes Consents" has the meaning set forth in Section 6.17(b).

         "Notes Offer to Purchase" has the meaning set forth in Section 6.17(a).

         "Notes Tender Offer" has the meaning set forth in Section 6.17(a).

         "Notes Tender Offer Documents" has the meaning set forth in Section 6.17(c).

         "Notice of Superior Offer" has the meaning set forth in Section 6.6(d).

         "Open Source Materials" means all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution term.

         "Other Filings" means all filings made by, or required to be made by, the Company or Parent, as the case may be, with the SEC, other than the Proxy Statement.

         "Outside Date" has the meaning set forth in Section 8.1(b).

         "Parent" has the meaning set forth in the preamble.

         "Parent Material Adverse Effect" means any Effect that, individually or in the aggregate with other Effects, is, or is reasonably likely, to (i) be materially adverse to the capitalization, assets (including intangible assets), liabilities, business, financial condition or results of operations of Parent and Parent Subsidiaries, taken as a whole, or (ii) materially impede or delay Parent's ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Laws; except for the purposes of clause (i) above to the extent that such Effect results from (A) changes or conditions affecting economic or capital markets in the United States or internationally (which changes or conditions, in each case, do not affect Parent in a substantially disproportionate manner), (B) changes in international or national political or regulatory conditions generally (which changes do not affect Parent in a substantially disproportionate manner), (C) changes or conditions affecting the aerospace industry generally (which changes or conditions, in each case, do not affect Parent in a substantially disproportionate manner), (D) changes in any Laws or GAAP or the accounting rules and regulations of the SEC (which changes, in each case, do not affect Parent in a substantially disproportionate manner), (E) the announcement of this Agreement or the transactions contemplated hereby, or (F), any changes in the trading volume or trading prices of the capital stock of Parent or failure by Parent to meet analyst's forecasts or projections (it being understood that the underlying cause of or causes of such changes or failure may be deemed to constitute a Parent Material Adverse Effect, and this clause (F) shall be disregarded in determining whether the underlying cause of such changes or failure is itself a Parent Material Adverse Effect).

         "Parent Subsidiary" has the meaning set forth in Section 5.3(a).

         "Person" means an individual, corporation, limited liability company, partnership (limited, general or otherwise), association, trust, business trust, unincorporated organization, or other entity or group.

         "Proposed Amendments" has the meaning set forth in Section 6.17(d).

         "Proxy Statement" has the meaning set forth in Section 6.3(a).

         "Regulatory Conditions" has the meaning set forth in Section 8.1(b).

         "Release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment or the workplace of any Hazardous Substance.

         "Representatives" means an entity's directors, officers, employees, Affiliates, accountants, consultants, legal counsel, advisors, investment bankers, brokers, agents and other representatives.

         "Repurchase Rights" means outstanding rights to repurchase Company Common Shares that are held by the Company or similar restrictions in the Company's favor with respect to Company Common Shares.

         "Restraint" has the meaning set forth in Section 7.1(b).

         "Savings Plan" has the meaning set forth in Section 6.12(b).

         "SEC" means the Securities and Exchange Commission.

         "Secretary of State" has the meaning set forth in Section 2.3.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Senior Notes" has the meaning set forth in Section 6.17(a).

         "SOXA" has the meaning set forth in Section 4.7(a).

         "Standard NDAs" has the meaning set forth in Section 4.14(g).

         "Statement No. 5" has the meaning set forth in Section 4.7(b).

         "Subsidiary" of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests.

         "Superior Offer" means, with respect to the Company, an unsolicited, bona fide written offer made by a third party for an Acquisition Proposal (except that references to "10%" in clauses (i) and (iii) of the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%"), on terms that the Company Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

         "Supplemental Indenture" has the meaning set forth in Section 6.17(d).

         "Surviving Corporation" has the meaning set forth in Section 2.1.

         "Taxes" means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges, imposed by any Governmental Entity responsible for the imposition of any such tax (each, a "Tax Authority"), including any interest, penalties or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

         "Tax Return" means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including the administration of any Laws, regulations or administrative requirements relating to any Taxes.

         "Third Party Intellectual Property Rights" means any Intellectual Property owned by a third party.

         "WARN Act" has the meaning set forth in Section 4.10(n).

                                    ARTICLE 2
                                   The Merger

         2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         2.2 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 am (EST) on a date designated by Parent but that shall be no later than five Business Days after the satisfaction or waiver of each of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such condition at such time) or at such other time or date as the parties hereto agree. The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, Suite 2400, New York, NY 10112, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

         2.3 Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly executed by the Company, and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the prior written consent of Parent. The date and time the Merger becomes effective is referred to in this Agreement as the "Effective Time."

         2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.5 Certificate of Incorporation; Bylaws. At the Effective Time, the Company Certificate of Incorporation and the Company Bylaws as in effect immediately prior to the Effective Time shall be amended so as to read in the forms of Exhibits A and B hereto, respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation.

         2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time, together with Paul E. Fulchino, shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, together with such other Persons (if any) as set forth on Section 2.6 of the Company Disclosure Schedule, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

                                    ARTICLE 3
               Conversion of Securities; Exchange of Certificates

         3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) Conversion Generally. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 3.1(b) and Dissenting Shares referred to in Section 3.5) shall be converted, subject to other provisions of this Section 3.1 and Section 3.2(e), into the right to receive $48.00 in cash without interest (the "Merger Consideration"). At the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration, subject to other provisions of this Section 3.1, Section 3.2(e) and Section 3.5.

                  (b) Cancellation of Certain Shares. Each Company Common Share held, immediately prior to the Effective Time, by the Company, Parent, Merger Sub or any Subsidiary of Company, Parent or Merger Sub shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

                  (c) Change in Shares. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Shares occurring after the date of this Agreement and prior to the Effective Time, the Merger Consideration and all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided therefor that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

                  (d) Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

         3.2 Exchange of Certificates.

                  (a) Exchange Procedures.

                           (i) Promptly after the Effective Time, Parent will
instruct the Exchange Agent to mail to each holder of record of Company Common Shares (as of immediately prior to the Effective Time) (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the certificates which immediately prior to the Effective Time represented such holder's Company Common Shares ("Certificates") to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting surrender by such holder of Certificates to the Exchange Agent in exchange for the Merger Consideration.

                           (ii) The holder of each Certificate, upon the
surrender by such holder to the Exchange Agent of such Certificate, together with the letter of transmittal duly completed and validly executed by such holder in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange for such Certificate a check for the Merger Consideration into which the Company Common Shares theretofore represented by such Certificate have been converted pursuant to Section 3.1, and such Certificate shall forthwith thereafter be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, the cash consideration payable hereunder with respect to such Company Common Shares may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 3.2, the Merger Consideration into which the Company Common Shares formerly represented by such Certificate are converted in the Merger. No interest shall be paid or accrue on any Merger Consideration payable upon surrender of any Certificate.

                  (b) Exchange Agent. At or prior to the Effective Time, Parent or a direct or indirect Subsidiary of Parent shall enter into an agreement with a nationally recognized financial institution designated by Parent (the "Exchange Agent"), which shall establish reasonable procedures mutually acceptable to Parent and the Company, for exchange in accordance with this
Article 3, through the Exchange Agent, an amount of cash sufficient to deliver to the holders of Company Common Shares (other than Dissenting Shares) the aggregate Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund") deliverable pursuant to Section 3.1 in exchange for outstanding Company Common Shares. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund.

                  (c) Further Rights in Company Common Shares. All Merger Consideration issued and paid upon conversion of the Company Common Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Shares.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Shares for six
(6) months after the Effective Time shall be promptly delivered to Parent upon demand, and any holders of Company Common Shares who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to applicable abandoned property, escheat and similar Laws) for the Merger Consideration, without any interest thereon, only as a general unsecured creditor thereof. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

                  (e) No Liability. None of Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any Person for any cash from the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws.

                  (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent in their respective discretion, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest thereon.

                  (g) Withholding. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Options or Company Warrants such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Tax Law, or pursuant to other applicable judgments, decrees, injunctions or orders, with respect to the making of such payment. To the extent that amounts are so withheld by Parent,

Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Options or Company Warrants in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

         3.3 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and, thereafter, there shall be no further registration of transfers of Company Common Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein or by applicable Laws. On and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration, without interest.

         3.4 Convertible Securities.

                  (a) Company Options. Prior to the Effective Time, the Company shall take all action, including obtaining consents from holders of Company Options, necessary to cause each then-outstanding unexpired and unexercised Company Option, whether vested or unvested, to be canceled immediately prior to, but subject to the occurrence of, the Effective Time. In consideration for such cancellation, the holder of each such Company Option shall receive, as soon as reasonably practicable at or after the Effective Time, a cash payment from Parent or the Surviving Corporation equal to the product of (i) the total number of shares that were subject to such Company Option immediately prior to the Effective Time, and (ii) the excess (if any) of (A) the Merger Consideration over (B) the exercise price per share subject to such Company Option, such cash payment to be reduced by any required withholding of Taxes.

                  (b) Company Warrants. Following the Effective Time, each Company Warrant shall represent only the right, upon the valid exercise thereof, if any, to receive the Merger Consideration for each Company Common Share into which such Company Warrant may be exercised and shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. In addition, the Company shall take all action necessary to cause all holders of Company Warrants to either fully exercise such Company Warrants prior to the Effective Time or agree that such Company Warrants shall be terminated upon the Effective Time; provided, however, that the holder of any such terminated Company Warrant shall be entitled to receive following the Effective Time, upon surrender of the certificate representing such Company Warrant, only an amount equal to the product of (x) the number of Company Common Shares issuable upon exercise of such Company Warrant multiplied by (y) the excess, if any, of the per share Merger Consideration over the per share exercise price in effect for such Company Warrant.

                  (c) Stock Appreciation Rights. At the Effective Time, except as otherwise provided in the Retention and Non-Competition Agreements, all Company stock appreciation rights ("Company SARs") then unvested shall vest in accordance with their terms and each holder of Company SARs shall receive as soon as reasonably practicable at or after the Effective Time, a cash payment from Parent or the Surviving Corporation equal to the product of (i) the total number of vested Company SARs (including those that vest pursuant to the operation of this subsection (c)), and (ii) the excess (if any) of (A) the Merger Consideration over (B) the grant price of such Company SARs, such cash payment to be reduced by any required withholding of Taxes.

                  (d) The Company shall take all action necessary in order to effect the foregoing provisions of this Section 3.4 as of the Effective Time. Any materials to be submitted to the holders of

Company Options or Company Warrants shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed).

         3.5 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, Company Common Shares that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and will be paid for by the Surviving Corporation in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Company Common Shares shall cease, and such Company Common Shares shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article 3. The Company shall give Parent prompt notice of any written demands (or purported demands) for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL and the Company shall not, except with Parent's prior written consent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

                                    ARTICLE 4
                     Company Representations and Warranties

         Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent and Merger Sub as follows:

         4.1 Organization and Qualification; Subsidiaries.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted, except where failure to have such governmental approvals would not have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Section 4.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Company Subsidiaries and the jurisdictions of their incorporation or organization, as the case may be. None of the Company or any Company Subsidiary holds an Equity Interest in any other Person (other than a Company Subsidiary). The Company is the direct or indirect owner of all of the issued and outstanding shares of capital stock or limited liability company interests of each Company Subsidiary, and all such shares of capital stock and limited liability company interests are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock or limited liability company interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Encumbrances and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which it is bound. Other than prepaid purchase obligations to suppliers, there are no outstanding contractual obligations of the Company or any Company Subsidiary to loan funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than a Company Subsidiary.

                  (c) There are no outstanding subscriptions, options, warrants, "put" or "call" rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities of a Company Subsidiary.

                  (d) The Company has Made Available to Parent copies of all certificate or articles of incorporation, bylaws, and other organizational documents of each of the Company Subsidiaries, as currently in effect. The Company has Made Available to Parent copies of all charters of each committee of the Company Board and any code of conduct or similar policy adopted by the Company.

         4.2 Certificate of Incorporation and Bylaws; Corporate Books and Records. The copy of the Company's Restated Certificate of Incorporation (the "Company Certificate of Incorporation") attached to Section 4.2(i) of the Company Disclosure Schedule and the copy of the Company's Amended and Restated Bylaws (the "Company Bylaws") attached to Section 4.2(ii) of the Company Disclosure Schedule are true, correct and complete copies thereof as in effect on the date hereof. The Company has Made Available to Parent a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of each Company Subsidiary, in each case as amended to date. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. True, correct and complete copies of all minute books of the Company and Aviall Services, Inc. (containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and Aviall Services, Inc.) from January 1, 2003 through February 23, 2006 and January 30, 2006, respectively, have been Made Available by the Company to Parent. For the period from January 1, 2003 through the date of this Agreement, there are no records of any material proceedings, consents, actions or meetings of the Board of Directors and stockholders of any Company Subsidiary other than those that have been Made Available. The minute books of the Company and each Company Subsidiary Made Available to Parent contain materially accurate summaries of all meetings of directors and stockholders or actions by written consent of the directors and stockholders of the Company and the respective Company Subsidiaries from January 1, 2003 through January 30, 2006 and there have been no material proceedings, consents, actions or meetings of the Board of Directors or stockholders of any Company Subsidiary since January 30, 2006 until the date of this Agreement.

         4.3 Capitalization.

                  (a) The authorized capital shares of the Company consist of 80,000,000 Company Common Shares and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Shares"). As of April 24, 2006,
(A) 34,206,454 Company Common Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights of which 169,367 are subject to unvested awards of restricted stock, and (B) 2,068,165 Company Common Shares were held in the treasury of the Company. As of the date hereof, no Company Preferred Shares are issued or outstanding. There are no options, warrants, reserved Company Common Shares, or other rights, Contracts or arrangements of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any of its capital shares or other Equity Interests, or securities convertible into or exchangeable for such capital shares of, or other Equity Interests in, the Company or any Company Subsidiary. Since December 31, 2005, the Company has not issued any Equity Interests, or securities convertible into or exchangeable for such Equity Interests, other than those Company Common Shares reserved for issuance as set forth in this Section 4.3 or
Section 4.3(a) of the Company Disclosure Schedule. All issued and outstanding Company Common Shares and all outstanding Company Options and Company Warrants were issued, and all repurchases of Company Common Shares were made, in material compliance with all applicable Laws, including federal and state securities laws and all requirements set forth in applicable Contracts.

                  (b) As of April 24, 2006, the Company has reserved 3,190,220 Company Common Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Option Plans, of which 2,862,884 shares are subject to outstanding and unexercised Company Options or Company SARs with a weighted average exercise or base price of $18.77. As of the date of this Agreement, there were no Company Common Shares that are subject to Repurchase Rights. All of the Company Common Shares subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. True, correct and complete copies of each of the Company Stock Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Stock Option Plan and all agreements and instruments relating to or issued under the Company Stock Option Plans or Company Options that differ in any material respect from such standard form agreements have been Made Available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being Made Available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those Made Available to Parent.

                  (c) As of the date of this Agreement, there are outstanding and unexercised Company Warrants to purchase 262,500 Company Common Shares and 262,500 Company Common Shares were reserved for issuance pursuant thereto.
Section 4.3(c) of the Company Disclosure Schedule identifies for each Company Warrant, (i) the name of the holder of such Company Warrant as of the date of this Agreement, (ii) the date on which such Company Warrant was granted, (iii) the exercise price per share of such Company Warrant, (iv) the number of shares covered by such Company Warrant, (v) the number of Company Common Shares as to which such Company Warrant had vested at such date, (vi) the applicable vesting schedule for such Company Warrant and whether the exercisability or vesting of such Company Warrant will be accelerated in any way by the Merger or the transactions contemplated hereby, (vii) whether such Company Warrant was issued in connection with the performance of services and (viii) the date on which such Company Warrant expires. All of the Company Common Shares subject to issuance pursuant to Company Warrants, upon issuance prior to or at the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has Made Available to Parent complete and correct copies of all Company Warrants. All outstanding Company Warrants will represent rights to acquire only the Merger Consideration following the Effective Time pursuant to Section 3.4(b).

                  (d) Other than arising under the Credit Facility and as provided in the Company Stock Option Plans or Company's agreements granting Company Stock Options to employees of the Company or any Company Subsidiary, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of,
(iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Common Shares or any other Equity Interests in the Company or any Company Subsidiary.

         4.4 Authority.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than the Company Stockholders Approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Company Stockholders Approval). This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company Board has unanimously (A) approved and declared advisable this Agreement and the Merger, (B) determined that this Agreement and the terms and conditions of the Merger are fair to, advisable and in the best interests of the Company and its stockholders, and (C) has directed that the adoption of this Agreement be submitted to the Company's stockholders for approval at a meeting of such stockholders and recommended that all of the Company's stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all Company Common Shares issued and outstanding on the record date set for the meeting of the Company's stockholders to adopt this Agreement (the "Company Stockholders Meeting") is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and effect the Merger under applicable Law and the Company Certificate of Incorporation (the "Company Stockholders Approval").

                  (b) The Company has taken all appropriate actions so that the restrictions on "business combinations" contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the Company's stockholders or the Company Board. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation is applicable to, or purports to be applicable to, this Agreement, the Merger or any other transactions contemplated by this Agreement.

         4.5 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company or consummation of the transactions contemplated by this Agreement, subject to obtaining the Company Stockholders Approval, will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws or any equivalent organizational documents of any Company Subsidiary,
(ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in the creation of any Encumbrance on any of the properties or assets of the Company or any Company

Subsidiary or (iv) require any consent or approval under, result in any breach of or any loss of any benefit under, or modify, accelerate or terminate any rights or obligations under, or constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation pursuant to, any Material Contract or Company Permit, except in the case of clauses (iii) and (iv), for such Encumbrances, or absences of consents or approvals, which would not have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the New York Stock Exchange, Antitrust Laws, and the filing of the Certificate of Merger as required by the DGCL.

         4.6 Permits; Compliance With Law.

                  (a) Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, registrations, approvals and clearances of any Governmental Entity, and has made all filings, applications and registrations with any Governmental Entity, in each case that are necessary for the Company and each Company Subsidiary to own, lease and/or operate its properties or other assets, or to carry on its respective businesses substantially in the manner described in the Company SEC Reports filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (A) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (B) any Company Permit, except, with respect to both clauses (A) and (B), for any such conflicts, defaults or violations that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole. None of the Company Permits will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has, within the last three (3) years, received any written warning, notice of violation, notice of revocation or other communication from or on behalf of any Governmental Entity, alleging (x) any material violation of any Company Permit or (y) that the Company or any Company Subsidiary requires any material Company Permit for its business as currently conducted that is not currently held by it. No investigation or material inquiry by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, in each case with respect to any alleged or claimed violation of Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected.

                  (c) The Company and each Company Subsidiary are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury and all other domestic or foreign Laws relating to export control (collectively, the "Export Control Laws") except as would not individually or in the aggregate be material to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under Export Control Laws. The Company and each Company Subsidiary has all necessary authority under the Export Control Laws to conduct their respective businesses substantially in the manner described in the Company SEC Reports filed prior to the date hereof and substantially as they are being conducted on the date hereof except as would not, individually or in the aggregate, be material to the Company or the Company Subsidiaries.

                  (d) The Company, each Company Subsidiary, all directors, officers, employees, Affiliates and authorized agents of each of the foregoing and any other Person associated with or acting on behalf of the Company or any Company Subsidiary are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. ss.ss. 78dd-1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, (ii) all international anti-bribery conventions (other than the convention described in clause (i)), and (iii) all other applicable Laws where any of the foregoing Persons do business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Laws requiring the disclosure of agency relationships or commissions and the anticorruption rules of any international financial institutions with which it does business (collectively, the "Anti-Bribery Laws") except as would not, individually or in the aggregate, be material to the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company, any Company Subsidiary, any director, officer, employee, Affiliate or authorized agents of any of the foregoing or any other Person associated with or acting on behalf of the Company or any Company Subsidiary is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

                  (e) Neither the Company nor any of the Company Subsidiaries
(i) takes title to, or takes possession of, any products or goods (other than goods of the Company or any Company Subsidiary) that are listed for sale on the Inventory Locator Service, LLC electronic marketplace or any other electronic marketplace, auction- or exchange-related Internet or online website or postings owned or controlled by the Company or the Company Subsidiaries or (ii) receives or collects any compensation or fees from the Inventory Locator Service, LLC electronic marketplace or any other electronic marketplace, auction- or exchange-related Internet or online website or postings, owned or controlled by the Company or the Company Subsidiaries other than subscription fees for participation or membership in the Inventory Locator Service, LLC electronic marketplace.

                  (f) Neither the Company nor any Company Subsidiary is a "Specially Designated National" or other "Blocked Person" identified by the United States government, nor a Person that is owned or controlled by or acts on behalf of a "Specially Designated National" or "Blocked Person." To the Company's knowledge, none of Company's Affiliates or brokers or any director, officer, employee, nor authorized agent of the Company or any Company Subsidiary (if any), acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned, directly or indirectly, by any "Specially Designated National" or "Blocked Person," nor are such funds or other assets the proceeds of any specified unlawful activity as defined by 18 U.S.C. ss. 1956(c)(7). None of the Company or any Company Subsidiary has engaged in or facilitated any prohibited transactions with any "Specially Designated National" or other "Blocked Person" without proper prior authorization from the United States government.

         4.7 SEC Filings; Financial Statements.

                  (a) The Company has filed on a timely basis all forms, reports, statements, schedules and documents (including items incorporated by reference) required to be filed by it with the SEC since

January 1, 2003. Except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), including those filed on or after the date of this Agreement, the Company has Made Available to Parent copies of, in the form filed with the SEC, all of the following documents filed on or after January 1, 2003 through the date hereof: (i) the Company's Annual Reports on Form 10-K, (ii) the Company's Quarterly Reports on Form 10-Q, (iii) all proxy and information statements relating to the Company's meetings of stockholders (whether annual or special) and all information statements relating to stockholder consents, (iv) the Company's Current Reports on Form 8-K, (v) all other forms, reports, statements, schedules and documents filed by the Company with the SEC (the forms, reports, statements, schedules and other documents referred to in clauses
(i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, including those filed on or after the date of this Agreement, the "Company SEC Reports" and (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 ("SOXA"), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or
(ii) (collectively, the "Certifications"). To the Company's knowledge, except as disclosed in the Company SEC, each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. No Company Subsidiary is, or since January 1, 2003 has been, required to file any form, report, statement, schedule or other document with the SEC. As used in this Section 4.7, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financial Statements"), including each of the Company SEC Reports filed after the date of this Agreement until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and the consolidated results of Company's and the Company Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring immaterial year-end adjustments in accordance with GAAP. The balance sheet of the Company as of December 31, 2005 (the "Company Balance Sheet Date") contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet." Neither the Company nor any Company Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except for (A) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice which are of the type that typically recur and which do not result from any breach of contract, tort or violation of any Law, (B) those specifically set forth or specifically and adequately reserved against in the Company Balance Sheet, and (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement. Except as reflected in the Company Financial Statements, neither the Company nor any Company Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by Statement No. 5. The Company Financial Statements comply in all material respects with the American Institute of Certified Public Accountants' Statement of Position 97-2. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three
(3) full fiscal years or during the current fiscal year-to-date including without limitation any dispute that would be required to be disclosed in the Company SEC Reports. The books and records of the Company and each Company Subsidiary have been maintained, and are being maintained, in all material respects in accordance with applicable Law and accounting requirements, and the Company Financial Statements are consistent with such books and records.

                  (c) The Company has Made Available to Parent a true, correct and complete copy of (i) any amendments or modifications, which have not yet been filed with the SEC but that are required to be filed, to Contracts or documents that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and (ii) any correspondence between the Company and the SEC (including all comment letters received by the Company from the SEC and all responses to such comment letters by or on behalf of the Company) for the Company's three (3) prior fiscal years. No investigation by the SEC with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened.

                  (d) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOXA, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (e) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) has made all of the Certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOXA, and the rules and regulations of the SEC promulgated thereunder. The Certifications complied in all material respects with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOXA, and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOXA.

                  (f) The Company has implemented and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by
Section 302 of SOXA with respect to such reports. The Company has Made Available to Parent copies of all written descriptions of, and all policies, manuals and other material documents promulgating such disclosure controls and procedures.

                  (g) The Company is, and since January 1, 2003 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the New

York Stock Exchange, and (ii) the applicable provisions of SOXA. There has been no material correspondence between the Company and the New York Stock Exchange since January 1, 2003.

                  (h) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received any complaint, allegation, assertion or claim, in each case, regarding the accounting or auditing practices, procedures, methodologies or methods or potential fraudulent conduct of the Company or any Company Subsidiary or their respective internal controls, or any material inaccuracy in the Company's Financial Statements, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, or current or former employee of the Company or of any Company Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a violation of securities Laws, breach of fiduciary duty, fraudulent conduct or similar violation by the Company or any of its officers, directors, employees or agents.

                  (i) PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the Company's Financial Statements for each of the years in the five (5) year period ended December 31, 2005 included in the Company SEC Reports (including the related notes), is "independent" with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X and has been "independent" within such meaning at all times since December 31, 2000. The Company has made such disclosure of non-audit services performed by PricewaterhouseCoopers LLP in its proxy statements with respect to its annual meetings of stockholders as is required under the rules and regulations of the SEC, and all such non-audit services have been approved in advance by the audit committee of the Company Board.

                  (j) The Company has implemented and maintains a system of internal control over "financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2003, other than in connection with SOXA compliance and process improvements implemented voluntarily by the Company, (a) there have not been any changes in the Company's internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting; (b) there have not been any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Board) in the design or operation of the Company's internal controls and procedures that could adversely affect the Company's ability to record, process, summarize and report the financial data, (c) to the extent there have been any such significant deficiencies or material weaknesses, they have been disclosed to the Company's outside auditors and the audit committee of the Company Board, and (d) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control and procedures. The Company has Made Available to Parent copies of all reports and other documents concerning internal controls filed with the SEC or delivered to the Company by its auditors, in each case, prior to the date of this Agreement. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other material documents promulgating such internal accounting controls in effect as of the date of this Agreement.

         4.8 Disclosure Documents.

                  (a) The Proxy Statement and any Other Filings made by the Company, and any amendments or supplements thereto, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

                  (b) The Proxy Statement and any Other Filings made by the Company, and any amendments or supplements thereto, do not, and will not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

         4.9 Absence of Certain Changes or Events. Since December 31, 2005, the Company and each Company Subsidiary has, except as otherwise permitted by this Agreement, conducted its business only in the ordinary course consistent with past practice and, since such date:

                  (a) there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect;

                  (b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of existing Repurchase Rights;

                  (c) there has not been any split, combination or reclassification of any of the Company's capital stock;

                  (d) there has not been any material increase in compensation or fringe benefits paid or payable to any of the officers, directors or managers or employees of the Company or any Company Subsidiary at the Vice President or director level or higher, or who earn base salary of more than $150,000 per year, or any payment by the Company or any of the Company Subsidiaries of any bonus to any of their officers, directors or managers or employees at the Vice President or director level or higher, or who earn base salary of more than $150,000 per year, or any granting, by the Company or any of the Company Subsidiaries of any increase in severance or termination pay, or any entry by the Company or any of the Company Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby, or any subsequent event, other than increases in the ordinary course of business in base salary and target bonuses for employees who are not officers of the Company, in an amount that does not exceed 10% of such base salary, in connection with periodic compensation or performance reviews;

                  (e) there has not been any material modification of any deferred compensation plan within the meaning of Section 409A of the Code and the proposed regulations promulgated thereunder and Internal Revenue Service Notice 2005-1;

                  (f) there has not been any change by the Company or any of the Company Subsidiaries in its accounting methods, principles or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP;

                  (g) there has not been any revaluation by the Company or any of the Company Subsidiaries of any of its material assets, including, without limitation, writing-off notes or accounts receivable other than immaterial write-offs in the ordinary course of business;

                  (h) neither the Company nor any of the Company Subsidiaries has cancelled or forgiven any material debts or waived any claims or rights having material value;

                  (i) there has not been any sale, transfer, or other disposition of any Company IP Rights or any other material properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of the Company Subsidiaries, except for non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (j) there has not been any material impairment of any Company IP Rights or any material adverse change in the Company's or any of the Company Subsidiaries' rights to use any Intellectual Property licensed from a third party, in each case, other than in the ordinary course of business consistent with past practice;

                  (k) there has not been any material damage, destruction or loss with respect to assets of the Company or any of the Company Subsidiaries;

                  (l) neither the Company nor any Company Subsidiary has made any material loan, advance or capital contribution to, or investment in, any Person (other than a Company Subsidiary), including without limitation any loan, advance or capital contribution (regardless of amount) to any director, officer or other Affiliate of the Company, in each case, other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries or entities that became wholly-owned Subsidiaries made in the ordinary course of business, (ii) investments made in accordance with the Company's investment guidelines, a copy of which has been Made Available to Parent, in the ordinary course of business consistent with past practice and (iii) routine travel advances in accordance with the Company's travel and expense policy in effect as of the date of this Agreement (a copy of which has been Made Available to Parent), sales commission draws to employees of the Company or any Company Subsidiary and advance purchase payments to the suppliers set forth on Section 4.9(l) of the Company Disclosure Schedule, in an aggregate amount not in excess of $1,000,000 in the ordinary course of business consistent with past practice;

                  (m) there has not been any material change with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees or a material number of employees, or any labor dispute or claim arising under the National Labor Relations Act involving the Company or any Company Subsidiary;

                  (n) neither the Company nor any Company Subsidiary has incurred, created or assumed any Encumbrance on any material assets;

                  (o) neither the Company nor any Company Subsidiary has paid or discharged any material Encumbrance or material liability other than in accordance with its terms in the ordinary course of business consistent with past practices;

                  (p) neither the Company nor any Company Subsidiary has agreed, whether in writing or otherwise, to take any action described in this Section; and

                  (q) there has not been any termination or any material modification, amendment or change to, or waiver of any rights under, any Material Contract.

         4.10 Employee Benefit Plans.

                  (a) Section 4.10(a) of the Company Disclosure Schedule lists as of the date of this Agreement, with respect to the Company, any Company Subsidiary and any ERISA Affiliate, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) each loan from the Company or an ERISA Affiliate to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, stock-based compensation, supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs and arrangements, (v) other fringe and employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) any employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits), compensation agreements and severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for former directors, officers, employees and consultants, such arrangements need only be listed if unsatisfied obligations of the Company or any Company Subsidiary of greater than $10,000 remain thereunder) under which any of the Company or any Company Subsidiary or ERISA Affiliate could reasonably be expected to have any liability (all of the foregoing described in clauses (i) through (vi), collectively, but exclusive of any Foreign Plan, the "Company Benefit Plans"). There are no defined benefit or retiree medical plans outside of the United States other than any Foreign Plan. Furthermore, to the knowledge of the Company, there are no benefit plans outside the United States that have a material cost to the local business other than any Foreign Plan. The Company has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any Person who was, at any time since such date, an officer or director of the Company.

                  (b) Prior to the date of this Agreement, the Company has Made Available to Parent a true, correct and complete copy of each of the Company Benefit Plans and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or Contracts including policies relating to fiduciary liability insurance, bonds required by ERISA, amendments to the Company Benefit Plans, employee booklets, summary plan descriptions, and summaries of material modifications and any material employee communications of the Company relating to changes to the Company Benefit Plans) and has, with respect to each Company Benefit Plan that is subject to ERISA reporting requirements, Made Available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years (including all audits, financial statements, schedules and attachments thereto). Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has (i) obtained from the IRS a current favorable determination letter as to its qualified status under the Code, or
(ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

The Company has also Made Available to Parent a true, correct and complete copy of the most recent such IRS determination letter, advisory letter or opinion letter issued with respect to each such the Company Benefit Plan, and to the knowledge of the Company nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the Tax-qualified status of any Company Benefit Plan subject to Section 401(a) of the Code. The Company has also Made Available to Parent all registration statements and prospectuses and investment policy statements prepared in connection with each Company Benefit Plan. All individuals who, pursuant to the terms of any Company Benefit Plan, are entitled to participate in any Company Benefit Plan, are currently participating in such Company Benefit Plan or have been offered an opportunity to do so and have declined in writing. Neither the Company nor any Company Subsidiary nor any ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

                  (c) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable state law. There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected and as to which any unsatisfied penalties and excise taxes are reasonably likely to exist. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any other party to, any of the Company Benefit Plans. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Benefit Plan intended to include a Code Section 401(k) arrangement, the Company and each Company Subsidiary and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Benefit Plan is subject to, and neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation). No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code. With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened, against the Company or any Company Subsidiary or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

                  (d) Neither the Company nor any Company Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code to which the Company or any Company Subsidiaries has any liability (contingent or otherwise). There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Company Subsidiaries has any liability (contingent or otherwise).

                  (e) As regards each Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, (ii) the Company, each Company Subsidiary, and each ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, and (iii) such Foreign Plan has been administered in all material respects in accordance with its terms and applicable Law and regulations.

                  (f) Section 4.10(f) of the Company Disclosure Schedule lists each Person who the Company reasonably believes is, with respect to the Company, any Company Subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

                  (g) Section 4.10(g) of the Company Disclosure Schedule lists as of the date of this Agreement the number of employees of the Company or any Company Subsidiary who are absent from active work because of disability or other leave in excess of four Business Days, the nature of such leave (e.g., short-term or long-term disability), and the number of such employees who have been absent for more than thirty (30) days.

                  (h) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person.

                  (i) To the knowledge of the Company, (i) Section 4.10(i) of the Company Disclosure Schedule lists each Company Benefit Plan that grants any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and (ii) such Company Benefit Plan is in compliance with Section 409A of the Code.

                  (j) (i) Each of the Company and each Company Subsidiary is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, (ii) the Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and
(iv) there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

                  (k) To the knowledge of the Company, neither Company nor any of the Company Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet in accordance with GAAP and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Section 4.10(k) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or, to the knowledge of the Company, any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary. The Company has no knowledge of any activities or proceedings of any labor union to organize their respective employees. There is no labor dispute, strike or group work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their respective representatives or employees has been found in the past two (2) years to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened.

                  (l) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No officer or director of the Company or any Company Subsidiary has given notice of termination or resignation to the Company or any Company Subsidiary, nor does the Company otherwise have knowledge that any such officer or director intends to terminate his or her employment with the Company or any Company Subsidiary. The employment of each of the U.S. employees of the Company or any Company Subsidiary is on an "at will" basis, and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any such U.S. employees, except as may be required by applicable Law.

                  (m) Each of the Company and each Company Subsidiary has Made Available to Parent true, correct and complete copies of each of the following currently in force and effect as of the date of this Agreement: (i) all forms of employment agreements and severance agreements and (ii) basic forms of confidentiality, non-competition and/or invention agreements by and between current and former employees and consultants that the Company has had in place since January 1, 2004, (iii) all agreements and/or insurance policies providing for the indemnification of any officers or directors (other than entity formation or organizational documents described in Section 4.2 hereof), (iv) a summary or copy of the Company's standard severance policy, (v) a summary of material outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants, and (vi) other material bonus plans.

                  (n) The Company and each Company Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), and all similar state or local Laws. In the past two (2) years (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility of the Company or any Company Subsidiary, and (iii) the Company has not engaged in activity that may trigger application of the WARN Act or any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an "employment loss" (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

                  (o) Neither the Company nor any Company Subsidiary (nor any officer of the Company or any Subsidiary) is a party to any agreement, Contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

                  (p) Section 4.10(p) of the Company Disclosure Schedule sets forth the name, title, and reporting relationship for each of the Company's officers.

         4.11 Contracts; Customers and Suppliers.

                  (a) Section 4.11(a) of the Company Disclosure Schedule lists each of the Material Contracts that are in effect or otherwise binding on the Company or any Company Subsidiary or their respective properties or assets. The term "Material Contract" shall include each of the following: (i) any credit agreement, note, bond, guarantee, mortgage, indenture, lease, or other instrument or obligation pursuant to which any Indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred, in each case, other than (x) equipment leases entered into in the ordinary course of business, (y) capital or operating leases that require annual payments not in excess of $500,000, individually, and (z) guarantees of Company Subsidiary obligations (in the case of each of clauses (x) - (z), with respect to Contracts that would not otherwise be Material Contracts); (ii) any agreement, Contract or binding commitment which was or was required to be filed as an exhibit to the Company SEC Reports; (iii) any Government Contract with the United States government in excess of $500,000 annually; and (iv) any (A) collective bargaining agreement;
(B) employment agreement, Contract or binding commitment providing for annual compensation or payments in excess of $250,000 in the current or any future year; (C) agreement, Contract or commitment of indemnification or guaranty not entered into in the ordinary course of business providing for indemnification which would reasonably be expected to exceed $100,000, as well as any agreement, Contract or commitment of indemnification or guaranty between the Company or any Company Subsidiary and any of their respective officers or directors, irrespective of the amount (other than pursuant to the organizational documents of the Company or any Company Subsidiary); (D) agreement, Contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of Company Subsidiary to engage in any line of business, compete with any Person, or sell any product or service (other than Contracts containing (i) geographic limitations or (ii) limitations related to sales to the aftermarket, which limitations have been entered into in the ordinary course of business and, in the case of each (i) and (ii) that would not otherwise be Material Contracts); (E) agreement, Contract or binding commitment that shall result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company or any Company Subsidiary any severance, termination, "golden parachute," or other similar payments to any employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (F) agreement, Contract or binding commitment by the Company or any of its Subsidiaries entered into since January 1, 2004 or that has material obligations that are to be performed subsequent to date hereof, relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any Subsidiary or other Person; (G) material agreement, Contract or binding commitment regarding the development, ownership or use of Intellectual Property (including material licenses to or from third parties, but other than commercial off-the-shelf software, as the term is commonly understood); (H) original equipment manufacturer distribution agreement, material partnership, joint venture or similar agreement or arrangement; in excess of (i) $10,000,000 in annual revenue or (ii) Contracts that relate to the purchase by the Company or any Company Subsidiary of distribution rights with payments of $5,000,000 or more; (I) Contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; (J) lease for real property which involves consideration or other obligation in excess of $400,000 annually; or (K) (x) any other agreement, Contract or binding commitment which is material to the operation of the Company's and the Company Subsidiaries' business, taken as a whole, or (y) which is entered into outside the ordinary course of business and which involves consideration or other obligation in excess of $100,000 annually and, in the case of clauses (x) and (y), which has not been described in the foregoing clauses (A) through (J) above.

                  (b) There are no material defaults or breaches under any Material Contract by the Company or any Company Subsidiary, or to the knowledge of the Company, any other party thereto. All Material Contracts are in written form. The Company has Made Available to Parent true, correct and complete copies of each Material Contract. Each Material Contract is (i) valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, (ii) in full force and effect, and (iii) immediately following consummation of the transactions contemplated by this Agreement, shall remain in full force and effect, except, in each case, as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company's knowledge, each other party to each Material Contract has in all material respects performed all obligations required to be performed by it under such Material Contract. As of the date hereof, none of the Company or any Company Subsidiary has knowledge of, or has received notice of, any actual or alleged violation or default under (or any condition that with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract. There exists no default or event of default or event, occurrence, condition or act with respect to the Company or any Company Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions would reasonably be expected to (A) become a material default or event of default under any Material Contract or (B) give any third party (a) the right to declare a default or exercise any remedy under any Material Contract, (b) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (c) the right to accelerate the maturity or performance of any obligation of the Company or any Company Subsidiary under any Material Contract, or (d) the right to cancel, terminate or modify any Material Contract, except, in each case, as would not be material to the Company and the Company Subsidiaries, taken as a whole.

                  (c) With respect to each Contract, agreement, bid or proposal between the Company or any Company Subsidiary and any (i) Governmental Entity, including any facilities Contract for the use of government-owned facilities or
(ii) third party relating to a Contract between such third party and any Governmental Entity (each a "Government Contract"), (A) the Company and each Company Subsidiary have complied in all material respects with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the "Cost Accounting Standards" disclosure statement of the Company or such Company Subsidiary; (B) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and each Company Subsidiary have complied with all such representations and certifications; (C) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any Company Subsidiary, in writing or orally, that the Company or any of its Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (D) neither the Company nor any Company Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (E) other than in the ordinary course of business, no cost incurred by the Company or any Company Subsidiary pertaining to such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Entity; and (F) no payments due to the Company or any Company Subsidiary pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except, in the case of (A) through (F) above, as would not be material to the Company and the Company Subsidiaries, taken as a whole.

                  (d) Neither the Company nor any Company Subsidiary or to their knowledge, any of their respective directors, officers, employees or authorized agents is or since January 1, 2004 has been under (i) any civil or criminal investigation or indictment by any Governmental Entity or under investigation by the Company or any Company Subsidiaries or (ii) administrative investigation or audit by any Governmental Entity in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

                  (e) There exist (i) no outstanding material claims against the Company or any Company Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) no material disputes between the Company or any of Company Subsidiary and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any Company Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Neither the Company nor any Company Subsidiary has any interest in any material pending claim against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract.

                  (f) Since January 1, 2004, neither the Company nor any Company Subsidiary has been debarred or suspended from participation in the award of Contracts with the United States government or any other Governmental Entity. To the Company's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any Company Subsidiary or any of their respective directors, officers or employees.

                  (g) Since January 1, 2004 (i) no supplier or customer of the Company or any Company Subsidiary has cancelled or otherwise terminated its relationship with the Company or any Company Subsidiary, except for such cancellations and terminations that, would not have a Material Adverse Effect,
(ii) no supplier or customer of the Company or any Company Subsidiary has provided written notice to the Company or any Company Subsidiary of its intent either to terminate its relationship with the Company or any Company Subsidiary or to cancel any material agreement with the Company or any Company Subsidiary, except for such terminations and cancellations that, individually or in the aggregate, would not have a Material Adverse Effect, (iii) none of the suppliers of the Company or any Company Subsidiary is unable to continue to supply the products or services supplied to the Company or any Company Subsidiary by such supplier, except for such inabilities that, individually or in the aggregate, would not have a Material Adverse Effect, and
(iv) except as set forth in Section 4.11(g) of the Company Disclosure Schedule, the Company and each Company Subsidiary have no direct or indirect ownership interest in any supplier or customer of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole.

                  (h) Neither the Company nor any Company Subsidiary provides any Company warranty for products sold or services rendered by the Company and the Company Subsidiaries since January 1, 2001. With respect to the Company's and the Company Subsidiaries' businesses or assets, (i) to the Company's knowledge, there are no outstanding Federal Aviation Administration or other non U.S. civil or military aviation administration mandated retro-fit campaigns for warrantable conditions applicable to any products manufactured, sold, leased or delivered by the Company or any Company Subsidiary other than retro-fit campaigns that have already been put into effect and are not material to the Company and the Company Subsidiaries, taken as a whole, and (ii) to the Company's knowledge, there is no systemic design, manufacturing or other defect in any model or type of product or product specification of the Company or the Company Subsidiaries in connection with any product manufactured, sold, leased, or delivered by the Company or the Company Subsidiaries, in each case, other than defects for which a recall has been put into effect and is not material to the Company and the Company Subsidiaries, taken as a whole.

                  (i) No facility or personnel security clearances of any Governmental Entity are necessary or required to conduct the Company's and the Company Subsidiaries' businesses as currently conducted by the Company and the Company Subsidiaries. None of the Company or any Company Subsidiary possess, hold or are subject to any facility or personnel security clearances of any Governmental Entity.

         4.12 Litigation. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, (i) there is no suit, claim, ethics complaint, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the knowledge of the Company, for which the Company or any Company Subsidiary is obligated to indemnify a third party, (ii) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction, decree, or arbitration ruling or award, and (iii) there has been no refusal to indemnify or denial of indemnification and no intention to refuse indemnification, by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation, order, ruling or award with respect to which the Company or any Company Subsidiary is or may be entitled to indemnification from any third party, except, in each case, as would not be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company or Subsidiary has any material action, suit, proceeding, claim, mediation or arbitration pending against any other Person. There has not been since December 31, 2001, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, violation of Company policy or other misfeasance or malfeasance issues.

         4.13 Environmental Matters.

                  (a) The Company and each Company Subsidiary are in material compliance with all Environmental Laws.

                  (b) There are no Environmental Claims against the Company, any Company Subsidiary or, to the knowledge of the Company, any entity for which the Company has financial responsibility, nor to the knowledge of the Company have any of them received any written or oral notification of any allegation of any actual or potential responsibility for, or any inquiry or investigation regarding, (i) any alleged violation of Environmental Laws or (ii) any Release or threatened Release of any Hazardous Substance generated or transported by the Company, any Company Subsidiary or any entity for which the Company has financial responsibility, except, in each case, as would not have a Material Adverse Effect.

                  (c) There have been no Releases from the Company's operations at the Facilities currently owned or leased by Company or any Company Subsidiary of Hazardous Substances or with respect to Facilities formerly owned or leased by Company or any Company Subsidiary, during the Company's or Company Subsidiary's term of ownership or lease in quantities that could trigger the need for investigation and/or remediation pursuant to Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) There are no consent decrees, consent orders, judgments or judicial or administrative orders currently in force and effect under Environmental Law entered into by any Governmental Entity and the Company or any Company Subsidiary or to the knowledge of the Company any entity for which the Company has or may have financial responsibility, or judgments, judicial order or administrative orders under Environmental Law issued by any Governmental Entity against the Company, any Company Subsidiaries or to the knowledge of the Company any entity for which the Company has or may have financial responsibility.

                  (e) Parent has been provided with reasonable access to true and correct copies of all Environmental Reports.

         4.14 Intellectual Property.

                  (a) The Company and the Company Subsidiaries (i) own and have independently developed or acquired or (ii) have the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and the Company Subsidiaries as currently conducted by the Company or any Company Subsidiary. Immediately following the Closing, except as would not have a Material Adverse Effect, the Company IP Rights will continue in full force and effect and shall be transferable, alienable or licensable by the Company to the same extent as immediately prior to the Closing without any additional notices or payments of any kind to any third party. The Company-Owned IP Rights and, to the Company's knowledge, the other Company IP Rights, are not subject to any material Encumbrances or restrictions or limitations regarding ownership, use, license or disclosure (including any "rights in data" claims of the United States Government), other than pursuant to a written agreement set forth in Section 4.14(a) of the Company Disclosure Schedule, or that, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Neither the Company nor any of the Company Subsidiaries has transferred ownership of any Intellectual Property that consists of Company-Owned IP Rights to any third party.

                  (c) The Company and the Company Subsidiaries own and have good and exclusive title to each item of Company Registered Intellectual Property and each material item of Company-Owned IP Rights free and clear of any Encumbrances. The right, license and interest of the Company or a Company Subsidiary of the Company in and to all Third Party Intellectual Property Rights licensed by the Company or a Company Subsidiary from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).

                  (d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company-Owned IP Right, or impair the right of the Company, any Company Subsidiary or Parent to use, possess, sell or license any material Company-Owned IP Right or any portion thereof.

                  (e) Section 4.14(e) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or any other filing or recordation of Company Registered Intellectual Property has been made.

                  (f) Each item of Company Registered Intellectual Property is subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been submitted to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company's and the Company Subsidiaries' ownership interests therein.

                  (g) Section 4.14(g) of the Company Disclosure Schedule lists, respectively by subsection number, (i) other than non-disclosure agreements entered into by the Company or any Company Subsidiary in the ordinary course of business ("Standard NDAs") and end user customer Contracts on the Company or a Company Subsidiary's standard form, all material Contracts as to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use, make, offer for sale, sell, license or distribute any Company IP Rights, (ii) other than "shrink wrap" and similar generally available commercial end-user licenses to software that is not redistributed with the Company products that have an individual acquisition cost of $250,000 or less (or multi-seat licenses that have an aggregate acquisition cost of $250,000 or less) and Standard NDAs, all material Contracts to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary acquired or is authorized to use or distribute any Third Party Intellectual Property Rights, including without limitation any material inbound licenses to Third Party Intellectual Property Rights included in any Company product, (iii) all material Contracts to which the Company or any Company Subsidiary is a party and pursuant to which any third party agrees to develop for or on behalf of the Company or any Company Subsidiary any part of any Company products, (iv) all Contracts (other than any Contract listed in the Company Disclosure Schedule in response to clause (i) above) pursuant to which the Company or any of the Company Subsidiaries has agreed to any material restriction on the right of the Company or any of the Company Subsidiaries to use or enforce any Company-Owned IP Rights, including all material Contracts granting any third party exclusive rights in Company-Owned IP Rights; and (v) all Contracts pursuant to which the Company or any Company Subsidiary has granted to a university, college, or other educational institution or research center any material rights in any Company-Owned IP Rights in exchange for resources provided by such institution or research center.

                  (h) Except as would not have a Material Adverse Effect, neither the Company nor any Company Subsidiary is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company's obligations under this Agreement in breach of any Contract described in Section 4.14(g), above, (the "Company IP Rights Agreements"), and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of or acceleration of any payments with respect to any Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Except as would not have a Material Adverse Effect, following the Closing, the

Surviving Corporation (as wholly owned by Parent) will be entitled to exercise all of the Company's and the Company Subsidiaries' rights under the Company IP Rights Agreements to the same extent the Company and the Company Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any of the Company Subsidiaries would otherwise be required to pay.

                  (i) There are no material royalties, honoraria, fees or other payments payable by the Company or any of the Company Subsidiaries to any Person (other than compensation payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of the Company Subsidiaries.

                  (j) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has within the past four (4) years brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

                  (k) Neither the Company nor any Company Subsidiary has within the past four (4) years been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat of suit, action or proceeding) that involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Company Subsidiary to exercise any Intellectual Property right or received any oral or written communication offering to license or grant any other rights or immunities in a manner that communicates or otherwise suggests or implies that the Company or any Company Subsidiary is infringing or otherwise violating any Third Party Intellectual Property Right.

                  (l) The operation of the business of the Company and the Company Subsidiaries as such business is currently conducted, and to the Company's knowledge, as currently proposed to be conducted by the Company or any Company Subsidiary, including without limitation the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company product or provision of any Company service, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not and will not constitute unfair competition or unfair trade practices under the Laws of any jurisdiction and to the Company's knowledge, there is no substantial basis for such a claim.

                  (m) None of the Company-Owned IP Rights, the Company or any of the Company Subsidiaries is subject to any judicial or governmental proceeding or outstanding order, or material Contract or stipulation, (A) restricting in any manner the use, transfer, or licensing by the Company or any of the Company Subsidiaries of any Company-Owned IP Right or which may affect the validity, use or enforceability of any such Company-Owned IP Right, or (B) restricting the conduct of the business of the Company or any of the Company Subsidiaries in order to accommodate Third Party Intellectual Property rights, in both cases other than in connection with prosecution of Company-Owned IP Rights before the United States Patent and Trademark Office, the United States Copyright Office, or any equivalent Governmental Entity.

                  (n) Neither the Company nor any Company Subsidiary has received any opinion of legal counsel that the operation of the business of the Company or any Company Subsidiary, as previously or currently conducted, or as currently proposed to be conducted by the Company or any Company Subsidiary, infringes or misappropriates any Third Party Intellectual Property Rights.

                  (o) The Company and the Company Subsidiaries take commercially reasonable steps to secure from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, proprietary information and invention disclosure and assignment agreements and exclusive ownership of, all such third party's Intellectual Property in such contribution that the Company or any Company Subsidiary does not already own by operation of Law or as a work for hire and such third party has not retained any material rights or licenses with respect thereto.

                  (p) No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary has any material right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

                  (q) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any material rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

                  (r) To the knowledge of the Company, the employment of any employee of the Company or any Company Subsidiary or the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Company Subsidiary to any liability to any third party for improperly soliciting such employee, consultant or independent Contractor to work for the Company or any Company Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

                  (s) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information or similar proprietary information included in the Company IP Rights ("Confidential Information"), including without limitation, taking commercially reasonable steps to ensure that all use, disclosure or appropriation of Confidential Information owned by the Company or any Company Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between the Company or a Company Subsidiary and such third party. The Company and the Company Subsidiaries takes commercially reasonable steps to ensure that all use, disclosure or appropriation of Confidential Information by the Company and the Company Subsidiaries not owned by the Company or any Company Subsidiary has been pursuant to the terms of a written agreement between the Company or such Company Subsidiary and the owner of such Confidential Information, or is otherwise lawful. Without limiting the foregoing, the Company and each of the Company Subsidiaries have and enforce a policy requiring all employees and consultants of the Company and the Company Subsidiaries having access to Confidential Information of any of their respective customers or business partners to execute and deliver to the Company an agreement regarding the protection of such Confidential Information (in the case of proprietary information of the Company's and the Company Subsidiaries' customers and business partners, to the extent required by such customers and business partners).

                  (t) To the knowledge of the Company and any Company Subsidiary, all software products sold, licensed, leased or delivered by the Company or any Company Subsidiary to customers of the Company or any Company Subsidiary within twenty (20) months prior to the Closing Date conform in all material respects (i) to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof); (ii) to all packaging, advertising and marketing materials to the extent required by law; (iii) to any legally binding representations provided to customers; and (iv) applicable product or service specifications or documentation. To the knowledge of the Company and any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, claim, or demand based on the foregoing against the Company or any Company Subsidiary giving rise to any material liability relating to the foregoing products for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

                  (u) Neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with the Company-Owned IP Rights, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights, or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates, or purports to create, obligations for the Company or such Company Subsidiary with respect to any Company-Owned IP Rights or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned IP Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

                  (v) No government funding was used in the development of the Company-Owned IP Rights.

                  (w) (i) Neither the Company nor any Company Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person other than an employee or consultant under an obligation to keep confidential and not use for any purpose other than carrying out duties or obligations to the Company or any Company Subsidiary, agreed to disclose, deliver or license to any Person of any material Company Source Code, and (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Company Subsidiary or any Person then acting on their behalf to any Person of any material Company Source Code other than a Person carrying out duties or obligations to the Company or any Company Subsidiary. Section 4.14(w) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

                  (x) To the Company's knowledge, except as would not have a Material Adverse Effect, no Governmental Entity is currently, nor since January 1, 2004 has been, entitled to claim any rights (including license rights) in:
(i) any "Technical Data" included in or related to any Company-Owned IP Rights or any of its Subsidiaries, other than "Limited Rights;" (ii) any "Computer Software" included in the Intellectual Property owned by the Company or any of its Subsidiaries, other than "Restricted Rights;" (iii) any patents or patentable invention included in the Intellectual Property owned by the Company; or (iv) any copyright included in the Intellectual Property owned by the Company or any of its Subsidiaries. The terms "Technical Data" and "Limited Rights" have the meanings set forth at

48 C.F.R. 252.227-7013, and the terms "Restricted Rights" and "Computer Software" have the meanings set forth at 48 C.F.R. 252.227-7014.

         4.15 Taxes.

                  (a) The Company and the Company Subsidiaries have timely filed all material federal, state, local, and foreign Tax Returns required to be filed by it in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects. All Taxes (other than Taxes that are not material in amount) of the Company and the Company Subsidiaries (whether or not shown or required to be shown on any Tax Return) that are due and payable have been timely paid in full and the accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) reflected in the Company Balance Sheet (rather than any notes thereto) are adequate to cover all unpaid Taxes (other than Taxes that are not material in amount) of the Company and the Company Subsidiaries. All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Effective Time in accordance with past custom and practice of the Company and the Company Subsidiaries are adequate to cover all unpaid Taxes of the Company and the Company Subsidiaries accruing through the Effective Time (other than Taxes that are not material in amount).

                  (b) The Company and the Company Subsidiaries have withheld and paid over all Taxes (other than Taxes that are not material in amount) required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (c) No audit of the Tax Returns or other examination of the Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened. No deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign Taxing authority which have not been fully resolved and paid and, to the knowledge of the Company, no issue has been raised by any examination conducted by any state, local, federal or foreign Taxing authority that, by application of the same principles, could reasonably be expected to result in a proposed deficiency for any other period not so examined. Each deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any Taxing authority has been paid or is being contested in good faith and in accordance with the Law and is fully reserved for on the Company Balance Sheet in accordance with GAAP. To the knowledge of the Company, no claim has ever been made in writing by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of other Tax authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the stock of any Company Subsidiary nor any asset, right or property of the Company or any Company Subsidiary is subject to any Encumbrance for Taxes (other than an Encumbrance for Taxes not yet due and payable). Neither the Company nor any of the Company Subsidiaries has granted any power of attorney that is currently in force with respect to any Taxes or Tax Returns.

                  (d) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary.

                  (e) To the knowledge of the Company, (i) the Company and each Company Subsidiary have disclosed on their federal income Tax returns all positions taken therein that could, if not so disclosed, be reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code, and (ii) neither the Company nor any Company Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or Treasury Regulation Section 301.6111-2.

                  (f) Neither the Company nor any Company Subsidiary has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent. Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing authority).

                  (g) Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment under Code Section 481(a) or Section 482 (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) open transaction or installment disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date.

                  (h) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

                  (i) To the knowledge of the Company, other than as a result of the Merger, neither the Company nor any Company Subsidiary is subject to any limitation on the use of its Tax attributes under Section 382, 383, and 384 of the Code or Treasury Regulation Section 1.1502-15 or -21 (regarding separate return limitation years) or any comparable provisions of state law.

                  (j) Neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code
(A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         4.16 Insurance. The Company has Made Available to Parent a true, correct and complete list of policies and bonds of insurance maintained by the Company and each Company Subsidiary, and the Company has Made Available to Parent true, correct and complete copies of such policies and bonds of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds of insurance maintained by the Company or any Company Subsidiary. All premiums due and payable under all such policies and bonds have been paid, and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. Neither the Company nor any Company Subsidiary has been notified of any threatened termination of, or material premium increase with respect to, any such policies or bonds of insurance maintained by the Company or any Company Subsidiary. All such policies and bonds that provide insurance against liability to third parties were written on an occurrence basis. The Company maintains insurance coverage in such amounts and covering such risks, and with such deductibles, as in the good faith judgment of the Company are adequate with respect to the business in which the Company and the Company Subsidiaries are engaged.

         4.17 Opinion of Financial Advisor. The Company Board has received the opinion of Credit Suisse Securities (USA) LLC (the "Company Financial Advisor") addressed to the Company Board as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Company Common Shares, other than Parent and its Affiliates, in the Merger is fair from a financial point of view to such holders, and the Company will deliver to Parent a true, correct and complete copy of such opinion promptly following the Company's receipt thereof.

         4.18 Brokers. Except for fees payable to the Company Financial Advisor as set forth in the engagement letter between the Company and the Company Financial Advisor, dated March 25, 2006, (the "Engagement Letter"), a correct and complete version of which has been Made Available by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and neither Parent nor Merger Sub will incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective Representatives or stockholders. No such engagement letter obligates the Company to continue to use the services of the Company Financial Advisor following the Merger or pay the fees or expenses of the Company Financial Advisor in connection with any transaction other than the Merger.

         4.19 Properties.

                  (a) Neither the Company nor any of the Company Subsidiaries owns any real property interests as of the date hereof. Section 4.19 of the Company Disclosure Schedule lists all material real property leases to which the Company or a Company Subsidiary is a party as of the date hereof and each amendment thereto that is in effect as of the date hereof. The Lease Agreement between Crow Family Holdings Industrial Texas Limited Partnership, as Landlord, and Aviall Services, Inc., as Tenant, dated April 3, 2001, International Commerce Park at DFW, Dallas/Fort Worth International Airport, Texas (the "Dallas Lease"), is in full force and effect, is valid and effective in accordance with its terms, and there is not, under such lease, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary, or to the Company's knowledge, by any other party thereto that would give rise to a material claim against the Company or any Company Subsidiary. All other current, material leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary, or to the Company's knowledge, by any other party thereto that would give rise to a material claim against the Company or any Company Subsidiary, except where failure to be in full force and effect or to be valid and effective, and for such default and events of default and such claims, in each case, which would not, individually or in the aggregate, have a Material Adverse Effect. There is not, under the Dallas Lease any existing default or event of default (or event that with notice or lapse or time or both would constitute a default) by the landlord (or as the case may be, if applicable, sublandlord) thereunder that would give rise to a material claim by the Company or any Company Subsidiary against said landlord or sublandlord.

                  (b) Each of the Company and the Company Subsidiaries has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, in each case, free and clear of any Encumbrances, except as reflected in the Company Financial Statements and except for Encumbrances for Taxes not yet due and payable and such Encumbrances or other imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) The Facilities and equipment of the Company and each Company Subsidiary that are used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed,
(ii) in good operating condition and repair, subject to normal wear and tear,
(iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (v) to the Company's knowledge, free from any material defects or deficiencies, except in the case of
(i) through (v), as would not, individually or in the aggregate, have a Material Adverse Effect.

         4.20 Interested Party Transactions. Except as disclosed in the Company's definitive proxy statements included in the Company SEC Reports, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

                                    ARTICLE 5
             Representations and Warranties of Parent and Merger Sub

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

         5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

         5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, except for the adoption of this Agreement by the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent and no vote of the holders of any shares of Parent capital stock is required to approve this Agreement or the transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of Merger Sub to adopt this Agreement is the only vote or written consent necessary to adopt this Agreement and approve the Merger under applicable Law and Merger Sub's Certificate of Incorporation. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

         5.3 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each, a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected, or (iii) result in any breach of or any loss of any benefit under, constitute a default (or an event that with notice or lapse of time or both would become a default) under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any material Contract, bond, mortgage or permit, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, other occurrences, Encumbrances, or absences of consents or approvals as would not have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except
(i) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of the New York Stock Exchange, Antitrust Laws, filing and recordation of the Certificate of Merger as required by the DGCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

         5.4 Ownership of Merger Sub; No Prior Activities.

                  (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                  (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

                  (c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and, prior to the Effective Time, will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         5.5 Financing. Parent has or at the Closing will have cash available to pay the Merger Consideration as contemplated hereby.

         5.6 Company Stock. Neither Parent nor any Parent Subsidiary has at any time during the last three years been an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than the Confidentiality Agreement and as contemplated by this Agreement).

                                    ARTICLE 6
                                    Covenants

         6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of (A) the Effective Time or (B) the date of termination of this Agreement, except as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing or as required by applicable Law, the Company will, and will cause each Company Subsidiary to, (i) conduct its operations in all material respects only in the ordinary and usual course of business consistent with past practice, and shall not take any action inconsistent therewith or with this Agreement, (ii) use its reasonable best efforts to keep available the services of the current officers, employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers, distributors, business partners and other Persons with which the Company or any Company Subsidiary has business relations, (iii) have in effect and maintain in all material respects at all times, insurance substantially of the kinds and in the amounts as is in effect as of the date of this Agreement, and (iv) keep substantially in working condition and good order and repair all of its material assets and other material properties, normal wear and tear excepted. Without limiting the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without Parent's prior written consent, unless required by applicable Law or in accordance with the Company's 2006 capital budget set forth on Section
6.1 of the Company Disclosure Schedule or as otherwise set forth on Section 6.1 of the Company Disclosure Schedule (with each exception specifically identified by paragraph number):

                  (a) acquire by merging or consolidating with or by purchasing a substantial Equity Interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof with a value or purchase price in excess of $1,000,000, or enter into any agreement providing for any merger, acquisition, divestiture or similar transaction;

                  (b) sell, lease, license or otherwise dispose of any of its properties or assets, other than (i) non-exclusive licenses to customers in the ordinary course of business consistent with past practice, (ii) dispositions of equipment that is no longer used or useful, (iii) sales of assets in the ordinary course of business consistent with past practice and (iv) sales, leases, licenses or dispositions of assets with a fair market value not in excess of $1,000,000 in respect of any one asset and not in excess of $10,000,000 in the aggregate;

                  (c) amend or propose to amend the Company Certificate of Incorporation or Company Bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

                  (d) other than dividends from any wholly-owned Company Subsidiary to its parent, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests

(except for repurchases of Company Common Shares to the extent required pursuant to Repurchase Rights);

                  (e) split, combine or reclassify any outstanding shares of its capital stock;

                  (f) issue, sell, authorize, or agree to the issuance or sale of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, any Equity Interests of the Company or any Company Subsidiary, except for the Company Common Shares issuable upon exercise of (i) Company Options outstanding on the date hereof or (ii) Company Warrants outstanding on the date hereof;

                  (g) grant, amend or change the terms of any Company Option or stock appreciation right, phantom stock or other stock-based incentive award of any kind, or accelerate or change the period of exercisability or vesting of any Company Option or stock appreciation right, phantom stock or other stock-based incentive award of any kind, or amend any Repurchase Rights or accelerate or change the period of vesting of any Company Common Shares subject to Repurchase Rights, or authorize cash payments in exchange for any Company Option or stock appreciation right, phantom stock or other stock-based incentive award of any kind, in each case, except as a result of the Merger;

                  (h) (i) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee (solely with respect to employees, other than in the ordinary course consistent with past practice) of the Company or any Company Subsidiary, (ii) execute any employment, deferred compensation or other similar agreement with any director, executive officer or employee (solely with respect to employees, other than in the ordinary course consistent with past practice) of the Company or any Company Subsidiary, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase the compensation, bonus, severance or other benefits of current or former directors, executive officers or employees (solely with respect to employees, other than in the ordinary course consistent with past practice) of the Company or any Company Subsidiary, (v) adopt or establish any new employee benefit plan (including any severance plan) or amend any existing employee benefit plan (including any severance plan), except as may be required by Law, or as may be required to comply with Section 409A of the Code, or (vi) pay any benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan (including any severance plan) or, (vii) take any action that would result in its incurring any obligation for any payments or benefits described in clauses (i), (ii) or (iii) except to the extent required in a written Contract or agreement in existence as of the date of this Agreement and set forth in the Company Disclosure Schedule;

                  (i) hire any Person as an executive officer of the Company or, except in the ordinary course of business, enter into, amend or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than offer letters to new employees using the Company's standard, unmodified form of offer letter which provides for at-will employment and which does not provide for severance, acceleration or post-termination benefits, other than those generally available to employees of the Company or a Company Subsidiary), or enter into any collective bargaining agreement;

                  (j) (i) make any material Tax election except in the ordinary course of business and consistent with past practice; (ii) change in any material respect any accounting method in respect of Taxes; and (iii) settle any material Tax claim, action or proceeding, except (A) settlements in the ordinary course of business consistent with past practice, or (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

                  (k) commence any legal proceeding, or settle, compromise or otherwise resolve any litigation or other legal proceedings, other than resolution through trial judgment for any legal proceeding in existence as of the date hereof, involving a payment of more than $1,000,000 in any one case by or to the Company or any of the Company Subsidiaries;

                  (l) incur any Indebtedness (other than capitalized lease obligations permitted by clauses (o) or (s) below) in excess of $10,000,000 or which may not be prepaid without penalty, or modify the terms of any existing Indebtedness of the Company or any Company Subsidiary, except (i) draws made in the ordinary course of business consistent with past practice pursuant to the Company's Credit Facility not to exceed an amount of $215,000,000 outstanding at any time or (ii) for real estate leases reasonably necessary in connection with distribution Contracts entered into after the date hereof to the extent permitted by this Agreement;

                  (m) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or, subject to clause (p) below, make any loans, advances or investment in capital contribution to any Person, except (i) to or for the benefit of the Company Subsidiaries or (ii) for those not in excess of $1,000,000 in the aggregate;

                  (n) create or assume any material Encumbrance on any material asset;

                  (o) make or commit to make capital expenditures in excess of $1,000,000 in the aggregate after the date of this Agreement;

                  (p) make any loans or advances (other than routine travel advances, sales commission draws to employees of the Company or any Company Subsidiary and advance purchase payments to suppliers in an aggregate amount not in excess of $1,250,000 in the ordinary course of business consistent with past practice) to, or any investment in or capital contribution to, any Person (including any officer, director or employee of the Company) other than intra-company transfers between the Company and a Company Subsidiary in the ordinary course of business consistent with past practice, or forgive or discharge in whole or in part any outstanding loans or advances, or otherwise modify any loan previously granted to any such Person;

                  (q) enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or that would, after the Effective Time, limit or restrict Parent or any of the Parent Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or which provides exclusive rights or "most favored nation" rights of any kind or scope to any party;

                  (r) other than with respect to any agreement with Parent, terminate, amend, modify or knowingly waive any material provision of any confidentiality or standstill agreement to which it is a party or, upon notice of a material breach, fail to enforce, to the fullest extent permitted by Law, the provisions of such agreement;

                  (s) (i) amend, terminate or modify any Company Material Contract, or (ii) enter into any Contract that would have been a Company Material Contract if it were in effect on the date hereof involving consideration or other obligation in excess of $1,000,000 annually, except for real estate leases reasonably necessary in connection with distribution Contracts entered into after the date hereof to the extent permitted by this Agreement;

                  (t) materially change the terms on which, or the manner in which, it extends warranties or indemnification rights to customers in a manner that is adverse to the Company or the Company Subsidiaries;

                  (u) knowingly take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of Company Common Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation including, without limitation, adoption or implementation of a rights plan or other anti-takeover arrangement or device;

                  (v) enter into any Contract to re-sell or distribute any licensed or non-licensed "Parts Manufacturer Approvals" products or parts of Parent or its Affiliates;

                  (w) enter into any agreement, arrangement or commitment that subjects the Company to compliance with requirements of the Federal Acquisition Regulation or Cost Accounting Standards beyond the level of compliance required as of the date of this Agreement, provided, that with respect to this subsection 6.1(w) such consent shall not be unreasonably withheld or delayed; or

                  (x) agree to take any of the actions described in subsections
(a) through (w) of this Section 6.1.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or otherwise direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

         6.2 Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms provided for in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

         6.3 Proxy Statement.

                  (a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Company will use its reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings as promptly as reasonably practicable. Parent shall furnish all information concerning it as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. At the earliest practicable time, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Proxy Statement shall (subject to Section 6.6(d)) include the unanimous recommendation of the Company Board that adoption of this Agreement and approval of the Merger by the Company's stockholders is advisable and that the Company Board has unanimously determined that the Merger is fair to, advisable and in the best interests of the Company and its stockholders. To the extent permitted by applicable Law, prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 6.3 also include Parent's counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall include in such filings all comments proposed by Parent and reasonably acceptable to Company. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings of the Company or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) Parent agrees that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders and (ii) the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, Parent shall promptly inform the Company and shall promptly cooperate with the Company in the prompt filing with the SEC of any amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company's stockholders.

                  (c) The Company agrees that the Proxy Statement (other than information supplied by Parent for inclusion in the Proxy Statement) shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders and (ii) the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws.

         6.4 Company Stockholders Meeting; Board Recommendation.

                  (a) The Company shall call and hold the Company Stockholders Meeting as promptly as reasonably practicable for the purpose of obtaining the Company Stockholders Approval. In connection with the Company Stockholders Meeting, the Company will (i) subject to applicable Laws, use its reasonable best efforts (including postponing or adjourning the Company Stockholders Meeting to obtain a quorum or to solicit additional proxies, but for no other reason without the prior consent of Parent, such consent not to be unreasonably withheld) to obtain the Company Stockholders Approval and (ii) otherwise comply with all legal requirements applicable to the Company Stockholders Meeting.

                  (b) Subject to Section 6.4(a) and Section 6.6(d), (i) the Company Board shall unanimously recommend that the Company's stockholders vote in favor of the adoption of this Agreement, (ii) the Proxy Statement shall be in material compliance with the requirements of Section 6.3, including the requirement that a statement to the effect that the Company Board has unanimously recommended that the Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting be included in the Proxy Statement, and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

         6.5 Access to Information; Confidentiality. From the date of this Agreement to the Effective Time (or earlier termination of this Agreement), to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees or authorized agents to (i) provide to Parent and Parent's Representatives access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets (tangible and intangible, including Intellectual Property), liabilities, Tax Returns, Tax elections and all other workpapers (provided that with respect to workpapers the Company need only provide access to workpapers in the actual possession of the Company or any Company Subsidiary) relating to Taxes, personnel, internal financial statements and other aspects of the Company and the Company Subsidiaries as Parent or Parent's Representatives may reasonably request. The Company shall be entitled to have a representative present at any inspection. No investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or affect the satisfaction or non-satisfaction of any condition to the Merger set forth in this Agreement. Subject to compliance with applicable Laws, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Parent to meet with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and each Company Subsidiary and the general status of the ongoing operations of the Company and each Company Subsidiary. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose any information (i) where such access or disclosure would result in the loss of the attorney-client privilege or work product privilege of the Company or any Company Subsidiary or contravene any Law or binding agreement entered into prior to the date of this Agreement (provided that with respect to any such binding agreements, and following execution of this Agreement, the Company will use commercially reasonable efforts, to the extent requested by Parent, to obtain all necessary third party consents to allow Parent to review all such agreements), or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be disclosed in order to ensure compliance with any applicable Law. Parent agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section 6.5 in accordance with the Confidentiality Agreement, dated as of March 3, 2006 between the Company and Parent, as amended from time to time (the "Confidentiality Agreement"). As soon as practicable after delivering or making available any nonpublic information to any Person in connection with a Superior Offer, the Company shall deliver such nonpublic information to Parent (to the extent such information has not already been deliver to Parent).

         6.6 No Solicitation of Transactions.

                  (a) No Solicitation Generally. Except as specifically permitted by Sections 6.6(c) and 6.6(d), from and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Article 8, the Company will not, and will cause the Company Subsidiaries not to, and will use all reasonable efforts to ensure that its Representatives do not, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written or oral notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, exclusivity agreement, term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any stockholders of the Company, (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the approval of the Company Board of this Agreement and/or any of the transactions contemplated hereby, or (vii) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Parent, any determination or recommendation referred to in Section 6.4. The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any activities related to any Acquisition Proposal within the twelve (12) month period preceding the date of this Agreement. If any Representative of the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.6 to use all reasonable efforts to ensure that its Representatives do not take, then the Company shall be deemed for all purposes of this Agreement to have breached this
Section 6.6.

                  (b) Notice. The Company, as promptly as practicable (but in no event more than twenty-four (24) hours after receipt), shall advise Parent orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (i)-(iv) above, (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company will (x) keep Parent informed, as promptly as practicable, of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (y) provide to Parent, as promptly as practicable, a copy of all written materials and other information provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall provide Parent with at least the same prior notice provided to the members of the Company Board of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

                  (c) Superior Offers. In the event that any Person submits to the Company (and does not withdraw) an Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or is reasonably likely to become, a Superior Offer, then notwithstanding Section 6.6(a), the Company may, so long as the Company Stockholders Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and
(ii) deliver or make available to such Person non-public information regarding the Company and the Company Subsidiaries; provided, that: (A) in each case, neither the Company, any Company Subsidiary nor any Representative of the Company shall have violated any of the restrictions set forth in this Section 6.6; (B) in each case, the Company Board first shall have concluded in good faith, after consultation with its outside legal counsel, that such action is reasonably required in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable Laws; (C) in each case the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to take actions in response to such Superior

Offer, specifying the actions it intends to take; and (D) in the case of clause
(ii), the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's Confidential Information as the Confidentiality Agreement, it being understood that such confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement.

                  (d) Changes of Recommendation. Nothing in this Agreement shall prevent the Company Board from (i) withholding, withdrawing, amending or modifying the Company Board Recommendation or (ii) terminating this Agreement pursuant to Section 8.1(h) simultaneously with the payment of the Termination Fee if (A) the Company Stockholders Approval has not yet been obtained, (B) the Company shall not have violated any of the restrictions set forth in Section 6.4 or this Section 6.6, (C) a Superior Offer is made to the Company and is not withdrawn, (D) the Company shall have promptly provided written notice to Parent (a "Notice of Superior Offer") advising Parent that the Company has received a Superior Offer and that it intends (or may intend) to change the Company Board Recommendation or terminate the Agreement pursuant to Section 8.1(h) and the manner and timing in which it intends (or may intend) to do so, (E) Parent shall not have, within four (4) Business Days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company Board determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that (1) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (2) that the Company Board will not withhold, withdraw, amend or modify the Company Board Recommendation or terminate the Agreement pursuant to Section 8.1(h) for four (4) Business Days after receipt by Parent of the Notice of Superior Offer, and (3) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Parent and a new four (4) Business Day period under this clause (E)), and (F) the Company Board concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer and any offer made by Parent pursuant to Section 6.6(d)(E), the Company Board is required to withhold, withdraw, amend or modify the Company Board Recommendation or terminate this Agreement pursuant to Section 8.1(h) to comply with its fiduciary obligations to the Company's stockholders under applicable Law.

                  (e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or taking any action required by any order or` decree of any Governmental Entity; provided, however, that neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify the Company Board Recommendation unless specifically permitted to do so pursuant to this Section 6.6.

                  (f) Stockholder Disclosures. Nothing contained in this Agreement shall prohibit the Company from making any disclosure to the stockholders of the Company if the Company Board has concluded in its good faith judgment (after receipt of advice from its outside legal counsel) that such disclosure is required in order to comply with its fiduciary obligations to the Company's stockholders under applicable Law or to comply with securities laws. Such disclosure shall not be deemed to withhold, withdraw, amend or modify the Company Board Recommendation or otherwise constitute a breach of this Section 6.6.

         6.7 Appropriate Action; Consents; Filings.

                  (a) Promptly after the execution of this Agreement, each of Parent and the Company shall apply for or otherwise seek, and shall use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, (i) as soon as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement, make any initial filings required under the HSR Act and (ii) as promptly as practicable, make any additional filings required by any other applicable Antitrust Laws. The parties hereto shall consult and cooperate with one another, afford one another (or one another's counsel) an opportunity to review in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law; and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or the Company Subsidiaries to restrict or prohibit access to any such properties or information. Unless otherwise agreed, to the extent reasonably practicable and permitted by applicable Law, no party shall have any material discussions or communications with any Governmental Entity with respect to the Transactions contemplated by this Agreement without, where practical, consulting with a representative of the other party.

                  (b) Each party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.7(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                  (c) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, Council Regulation 139/2004 of the European Community and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (collectively, "Antitrust Laws"). Each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods or the receipt of approval decisions under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by Law, and (iii) substantially complying with any "second request" for information pursuant to the Antitrust Laws.

                  (d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that (i) Parent and the Company shall litigate, contest or defend against any administrative or judicial action or proceeding that seeks to obtain a temporary restraining order or a preliminary injunction preventing, in whole or in part, the transactions contemplated by this Agreement, provided, however, that if a Governmental Entity issues a Restraint either Parent or the Company may, in its sole discretion, terminate this Agreement pursuant to Section 8.1(c) and (ii) Parent shall make reasonable best efforts to eliminate the grounds of objection to the transactions contemplated by this Agreement, that may be asserted by any Governmental Entity under any Antitrust Laws, so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date), provided, however, that Parent shall not be required to undertake any efforts that, in its judgment, would or could substantially impair its ability to conduct any of its businesses or the business of the Company in the manner that they have been conducted in the past.

                  (e) Notwithstanding Section 6.7(d) or any other provision of this Agreement, nothing in this Section 6.7 shall (i) require Parent to make proposals, execute or carry out agreements, or submit to orders, providing for a Divestiture or (ii) limit a party's right to terminate the Agreement pursuant to Sections 8.1(b) or 8.1(c) so long as such party has until such termination complied in all material respects with its obligations under this Section 6.7.

         6.8 Certain Notices. Each of Company and Parent, as the case may be, will notify the other party in writing promptly after learning of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect, or that is reasonably likely to cause any of the conditions to closing set forth in Article 7 not to be satisfied, or (iv) any claim, or any verbal or written inquiry by any Tax Authority, regarding Taxes in excess of $5,000 payable by the Company. Each of Parent and Company shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         6.9 Public Announcements. Parent and the Company have agreed to the text of the press release announcing the signing of this Agreement and the transactions contemplated hereby. Other than with respect to any announcement relating to any action specifically permitted to be taken by the Company pursuant to Section 6.6(d), Parent and the Company shall provide to each other any subsequent press releases related to this Agreement, the Merger and the transactions contemplated hereby and shall consult with each other before issuing or making any such release. Neither Parent nor the Company shall issue any such press release or make any such public statement without the prior written consent of the other party; provided that the either party may, without obtaining the prior consent of the other party, issue such press release or make such public statements as such party determines in good faith, following consultation with legal counsel, are required by Law or the rules and regulations of the New York Stock Exchange, if it has used all reasonable efforts to consult with the other party. Each of Parent and the Company shall cause its employees, officers and directors to comply with this Section 6.9.

         6.10 Indemnification.

                  (a) From and after the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers set forth on Section 6.10 of the Company Disclosure Schedule as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under the Company Certificate of Incorporation or Company Bylaws as in effect on the date of this Agreement, in each case, subject to applicable Law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Certificate of Incorporation and Company Bylaws as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Law.

                  (b) For six (6) years after the Effective Time, Parent shall cause to be maintained directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring prior to the Effective Time covering each individual who at the date of this Agreement was an Indemnified Party covered as of the date hereof or hereafter by the Company's D&O Insurance on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof; Parent shall have the right to cause coverage to be extended under the Company's D&O Insurance by obtaining a six (6) year "tail" policy on terms and conditions no less advantageous than the Company's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.10. In lieu of the foregoing, prepaid policies may be obtained prior to the Effective Time, which policies shall provide for terms and conditions no less advantageous than the Company's existing D&O Insurance with the prior written consent of Parent, which shall not be unreasonably withheld. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

                  (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.10.

                  (d) This Section 6.10 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed with respect to any Indemnified Party after the Effective Time without the prior written consent of such Indemnified Party (provided that any amendment, alteration or repeal prior to the Effective Time shall be governed by Section 8.3).

         6.11 Employees.

                  (a) From and after the Effective Time, Parent and Merger Sub shall have the rights and obligations described in this Section 6.11 and Section
6.12 regarding the individuals who were employees of the Company or a Company Subsidiary immediately prior to the Effective Time and who continue employment with the Company, a Company Subsidiary or Parent or a Parent Subsidiary following the Effective Time (including each such individual who is on vacation, temporary layoff, leave of absence, sick leave or short- or long-term disability leave) ("Continuing Employee").

                  (b) All Continuing Employees shall be employed solely on an "at will" basis, except to the extent required by the provisions of written employment Contracts or as required by applicable Law.

                  (c) Within a reasonable period of time after the last Business Day of each month after the date of this Agreement and on or about the date that is five (5) Business Days prior to the expected date on which the Closing will occur, the Company shall, as and to the extent necessary, deliver to Parent a revised Section 4.10(f) of the Company Disclosure Schedule, which sets forth each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Section 4.10(f) of the Company Disclosure Schedule is made available to Parent.

         6.12 Benefit Plans.

                  (a) Subject to Section 6.11(b):

                  (i) Parent shall, through the period beginning at the Effective Time and ending December 31, 2007, cause each Continuing Employee to be provided compensation (including wages and cash and equity incentive compensation opportunities) and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits, respectively, to which they were entitled in the aggregate immediately before the Effective Time; provided that in no event shall Parent cause a reduction in the severance benefits to which Continuing Employees are entitled during the period ending December 31, 2007 below the level of entitlement in effect immediately before the Effective Time;

                  (ii) For all purposes under each employee benefit plan maintained by Parent, any Parent Subsidiary or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Effective Time, the Continuing Employees shall be given credit for all service with the Company or a Company Subsidiary, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates. Notwithstanding the foregoing, such credit shall not be used to determine benefit accruals, except with respect to severance and vacation benefits; and

                  (iii) As to the plan years then in place at the Effective Time, Parent shall, or shall cause the Company and each Company Subsidiary, to use all best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any Company Subsidiary prior to the Closing.

                  (b) As promptly as practicable following the execution of this Agreement, the Company shall appoint an independent nationally recognized financial institution to serve as fiduciary for the Company Employee Savings Plan (the "Savings Plan") with respect to Company Common Shares held under the Savings Plan who, together with the trustee of the Savings Plan, shall coordinate and take any and all appropriate actions to effectuate the voting of such Company Common Shares held under the Savings Plan in the Company Stockholders Meeting.

                  (c) As promptly as reasonably practicable following the execution of this Agreement and in no event later than thirty (30) days following execution of this Agreement, the Company shall amend in form and substance agreed to in writing by Parent the Company Supplemental Executive Retirement Income Plan to provide that, for purposes of determining whether a Company executive's "Annual Compensation" is substantially similar to his or her Annual Compensation in the year immediately preceding a Change in Control, the reference in Section 9.1 of such Plan to incentive compensation is intended to denote the incentive opportunities made available to such executive, rather than the amount of incentive compensation actually paid to him or her.

                  (d) As promptly as reasonably practicable following the execution of this Agreement and in no event later than thirty (30) days following execution of this Agreement, the Company shall duly approve and adopt resolutions of the Company Board appointing, effective as of the Effective Time, the Employee Benefit Plans Committee of Parent (provided that it consists of at least three members) as the sole Plan Administrator under all Company Benefit Plans and appointing, effective as of the Effective Time, the Employee Benefit Investment Committee of Parent as the sole fiduciary for investment of the assets of all Company Benefit Plans, each case in form and substance approved in writing by Parent.

                  (e) The Company acknowledges and agrees that benefits payable in the event of a change of control under the Company's Benefit Restoration Plan, effective as of January 1, 1994, as amended, shall be paid in accordance with the terms of the Company's Benefit Restoration Plan, subject to the offset for benefits payable pursuant to the Company's Retirement Plan, as amended, including but not limited to Amendment No. 13, which will be applied as if the IRS had already issued the determination letter referenced in it provided that, to the extent such Amendment No. 13 is the subject of an unfavorable IRS determination letter or the Company elects not to pursue a favorable IRS determination letter covering (or withdraws a determination application to the extent applicable to) such Amendment No. 13, the Company shall make an additional payment as soon as practical thereafter (together with interest at an annualized rate equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal, plus two percent (2%)) to each affected participant, who participated in the Company's Benefit Restoration Plan at the Effective Time, equal to the amount that would have been paid had Amendment No. 13 not been in effect, less any amounts actually paid since the Effective Time.

                  (f) Notwithstanding the foregoing, this Section 6.12 is not intended to and shall not require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified, or to provide any Continuing Employee with any rights to continued employment, severance pay (except as provided in Section 6.12(a)(i)) or similar benefits following any termination of employment.

         6.13 Standstill Provisions. The parties hereto acknowledge that Parent and the Company have previously executed the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms, provided, however, that the standstill restrictions on Parent and Merger Sub set forth in the Confidentiality Agreement are hereby waived by the Company, provided however, that in the event this Agreement is terminated pursuant to Section 8.1 such standstill restrictions shall survive in accordance with the terms of the Confidentiality Agreement.

         6.14 Third Party Consents; Notices. The Company shall use commercially reasonable efforts, to the extent requested by Parent, to obtain and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Material Contract set forth on Section 6.14 of the Company Disclosure Schedule, using a form reasonably acceptable to Parent. The Company shall give all notices and other information required to be given to the employees of the Company or any Company Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Company Subsidiary and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Laws in connection with the transactions contemplated by this Agreement.

         6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable
Law) to cause any disposition of Company Common Shares (including derivative securities with respect to Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         6.16 Reasonable Efforts; Cooperation. Subject to the limitations set forth in Section 6.6(d), each of the parties hereto agrees to use reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article 7 and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby. The Company shall keep Parent reasonably informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company or its directors and officers relating to the Merger or the other transactions contemplated by this Agreement, provided, however, that no settlement of any such litigation shall be agreed to without Parent's consent, and provided, further that all obligations in this Section 6.16 shall be subject to obligations of the Company under applicable Laws relating to attorney-client communication and privilege.

         6.17 Notes Tender Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, the Company will commence a tender offer (the "Notes Tender Offer") for all of the $200,000,000 aggregate principal amount at maturity of the 7-5/8% Senior Notes due 2011 (the "Senior Notes") as promptly as reasonably practicable after the execution of this Agreement, but in no event later than the mailing of the Company Proxy Statement. The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established by Parent. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance satisfactory to Parent (as amended from time to time, the "Notes Offer to Purchase").

                  (b) As part of the Notes Tender Offer, the Company shall solicit the consent of the holders of the Senior Notes, to amend, eliminate or waive certain sections (as selected by Parent) of the Senior Notes Indenture (the "Notes Consents"). The Surviving Corporation's obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to the conditions that (i) the conditions set forth in Article 7 below shall have been satisfied or waived, (ii) the simultaneous occurrence of the Effective Time and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, the Parent agrees to cause the Surviving Corporation to accept for payment, as promptly as practicable after expiration of the Notes Tender Offer, all Senior Notes validly tendered and not withdrawn. The Company will not waive any of the conditions to the Notes Tender Offer without the prior written consent of Parent.

                  (c) The Company shall prepare, as promptly as practicable, the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Notes Tender Offer Documents"), relating to the Notes Tender Offer and to disseminate to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the "Noteholders"), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. Parent shall provide the Company with any information for inclusion in the Notes Tender

Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

                  (d) At such time as the Company receives consents from Noteholders holding at least a majority of the aggregate principal amount of Senior Notes, the Company agrees to execute, and to cause all of the guarantors that are a party to the Senior Notes Indenture to execute, and will use reasonable best efforts to cause the trustee under the Senior Notes Indenture to execute, a supplemental indenture (the "Supplemental Indenture") in order to give effect to the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the "Proposed Amendments") will not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company and the Company accepts all Senior Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and the Company will thereafter be obligated to make all payments for the Senior Notes (and related consents) so tendered.

                                    ARTICLE 7
                               Closing Conditions

         7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                  (a) Company Stockholders Approval. The Company Stockholders Approval shall have been obtained.

                  (b) No Order. No Governmental Entity shall have obtained, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award, finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger (each, a "Restraint").

                  (c) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the (i) HSR Act and (ii) other Antitrust Laws required to consummate the Merger shall have expired or been terminated.

         7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4, and Section 4.5 shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the

Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) and (ii) all other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

                  (d) Court Proceedings. No action, suit, proceeding, claim, arbitration or investigation shall be pending or threatened in which any Governmental Entity is a party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement or (ii) affect adversely the right or powers of Parent to own, operate or control the Company or any portion of the business or assets of the Company or Parent, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

                  (e) Sarbanes-Oxley Certifications. With respect to any of the Company SEC Reports filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the SOXA.

                  (f) Officer's Certificate. The Company shall have delivered to Parent a certificate, signed by the Chief Executive Officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in this Section 7.2 have been satisfied.

         7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.1, Section 5.3 and Section 5.4 shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein and therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification pursuant hereto shall be true and correct as of the date hereof and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                  (b) Agreements and Covenants. Parent shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Officer's Certificate. Parent shall have delivered to the Company a certificate, signed by an authorized officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in this Section
7.3 have been satisfied.

                                    ARTICLE 8
                        Termination, Amendment and Waiver

         8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Stockholders Approval has been obtained:

                  (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  (b) By either Parent or the Company if the Merger shall not have been consummated prior to November 30, 2006; provided, however, that such date may, from time to time, be extended by Parent (by written notice thereof to the Company) or by the Company (by written notice thereof to Parent) up to and including February 28, 2007, in the event all conditions to effect the Merger other than one or more conditions set forth in Section 7.1(c) (the "Regulatory Conditions") have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to February 28, 2007 (such earlier date, as it may be so extended, shall be referred to herein as the "Outside Date"); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date;

                  (c) By either Parent or the Company subject to Section 6.7(d) of this Agreement if any Governmental Entity shall have issued a Restraint; provided that the party seeking to terminate this Agreement pursuant to this
Section 8.1(c) shall have satisfied its obligations under Section 6.7;

                  (d) By either Parent or the Company if the Company Stockholders Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company Stockholders Approval is caused by any action or failure to act of the Company that constitutes a breach of this Agreement; provided, further, that no termination by the Company pursuant to this Section 8.1(d) shall be effective unless concurrently therewith it fulfills its obligations under Section 8.2;

                  (e) By Parent if (at any time prior to obtaining the Company Stockholders Approval) (i) the Company Board or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent the Company Board Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal,

(iv) the Company shall have entered into any letter of intent with respect to or other Contract for any Acquisition Proposal, (v) the Company shall have materially breached any of the provisions of Sections 6.4 or 6.6, or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

                  (f) By Parent, if there shall have been or have been disclosed any Effect that constitutes a Material Adverse Effect or if (i)(A) the Company shall have materially breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or
Section 7.2(b) not to be satisfied;

                  (g) By the Company, if (i)(A) either Parent or Merger Sub has materially breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or
Section 7.3(b) not to be satisfied; or

                  (h) By Company, in accordance with Section 6.6(d); provided, that, in order for the termination of this Agreement pursuant to this Section 8.1(h) to be deemed effective, Company shall have complied with Section 6.6(d) and concurrently therewith fulfilled its obligation under Section 8.2.

         8.2 Effect of Termination.

                  (a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers, directors or stockholders, except (i) with respect to
Section 6.5 (Confidentiality), Section 6.9 (Public Announcements), this Section
8.2 (Effects of Termination) and Article 9 (General Provisions) and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                  (b) Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 8.1(d) (at a time when the condition described in Section 8.2(c)(iv)(B) exists), Section 8.1(e) or Section 8.1(h) then the Company shall pay Parent an amount equal to the sum of Parent's Expenses in an amount not to exceed $2,500,000. Payment of Parent's Expenses shall be made no later than two (2) Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all of Parent's Expenses (which itemization may be supplemented and updated from time to time by Parent until the 90th day after Parent delivers such notice of demand for payment).

                  (c) Company Termination Fee. In addition to any payment required by Section 8.2(b), the Company shall pay to Parent a termination fee of $44,400,000 in immediately available funds in the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(e), (ii) by the Company pursuant to Section 8.1(d) if at such time Parent was entitled to terminate pursuant to

Section 8.1(e), (iii) by Company pursuant to Section 8.1(h) or (iv) (A) in the event that this Agreement is terminated by either party pursuant to Section 8.1(d) (other than by the Company if at such time Parent was entitled to terminate pursuant to Section 8.1(e)), (B) at any time after the date of this Agreement and before the vote on this Agreement of the Company Stockholders Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced, and (C) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within twelve (12) months following the termination of this Agreement. For purposes of the directly preceding sentence, references (x) to "10%" in clauses
(i) and (iii) of the definition of "Acquisition Proposal" shall be deemed to be a reference to "50% and (y) to "Company Subsidiaries" in such definition shall be deemed to be a reference to "Company Subsidiaries" that constitute a "significant subsidiary" (as defined in Rule 1.-02(w) of Regulation S-X). Payment of any amount described in Section 8.2(b) and this Section shall not be in lieu of damages incurred in the event of willful breach of this Agreement. Any payment required to be made pursuant to Section 8.2(c)(i), 8.2(c)(ii) or 8.2(c)(iii) shall be made no later than two (2) Business Days after the date of termination. Any payment required to be made pursuant to Section 8.2(c)(iv) shall be made no later than two (2) Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to the other party pursuant to this
Section 8.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or any portion of the amounts set forth in this Section 8.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made plus 2%.

         8.3 Amendment. This Agreement may be amended by the parties hereto, whether before or after the Company Stockholders' Approval has been obtained, at any time prior to the Effective Time; provided, however, that, after the Company Stockholders Approval has been obtained, no amendment may be made without further stockholder approval that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         8.4 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         8.5 Fees and Expenses. Subject to Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the filing fee(s) for filings made pursuant to Antitrust Laws; provided further that Parent shall reimburse all Expenses up to an aggregate of $625,000 incurred by the Company in connection with the Notes Tender Offer in the event this Agreement is terminated other than pursuant to Sections 8.1(d) (at a time when the condition described in Section 8.2(c)(iv)(B) exists), (e) or
(h).

                                    ARTICLE 9
                               General Provisions

         9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

         9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or upon receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

         If to Parent or Merger Sub, addressed to it at:

                  The Boeing Company
                  P.O. Box 3707 MC 21-94
                  Seattle, WA 98124-2207
                  Attention:     Louis J. Mancini, Vice President, Commercial
                                 Aviation Services
                                 Boeing Commercial Airplanes
                                 Bryan Gerard, Director, New Business Ventures,
                                 Boeing Commercial Airplanes
                  Telephone No.: (206) 766-1509
                  Facsimile No.: (206) 766-1015

         with a mandated copy, which shall not constitute notice, to:

                  The Boeing Company
                  100 North Riverside
                  MC 5003-1001
                  Chicago, IL  60606
                  Attention:     Senior Vice President
                                 General Counsel
                  Telephone No.: (312) 544-2800
                  Facsimile No.: (312) 544-2829

                  and

                  Sheppard Mullin Richter & Hampton, LLP
                  333 South Hope Street, 48th Floor
                  Los Angeles, CA 90071
                  Attention:     Lawrence M. Braun
                                 C. Thomas Hopkins
                  Telephone No.: (213) 617-4184
                  Facsimile No.: (213) 620-1398

         If to the Company, addressed to it at:

                  Aviall, Inc.
                  2750 Regent Boulevard
                  DFW Airport, TX 75261
                  Attention:     Chief Executive Officer
                                 General Counsel
                  Telephone No.: (972) 586-1800
                  Facsimile No.: (972) 586-1010

         with a mandated copy, which shall not constitute notice, to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attention:     Thomas H. Kennedy
                                 Sean C. Doyle
                  Telephone No.: (212) 735-3000
                  Facsimile No.: (212) 735-2000

         with a further mandated copy, which shall not constitute notice, to:

                  Haynes and Boone, LLP
                  901 Main Street, Suite 3100
                  Dallas, TX  75202
                  Attention:     Janice V. Sharry
                                 Garrett A. DeVries
                  Telephone No.: (214) 651-5000
                  Facsimile No.: (214) 200-0676

         9.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule, and the other documents entered into in connection with the Merger) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         9.6 Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the Company's consent.

         9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.10, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.8 Mutual Drafting. Each party hereto has participated in the preparation and drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         9.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without reference to such state's principles of conflicts of law.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or Federal court of the United States of America, located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

         9.10 Disclosure. Any matter disclosed in any section of a party's disclosure schedule shall be considered disclosed for other sections of such disclosure schedule, but only to the extent that it would be readily apparent that such matter on its face would apply to a particular section of a party's disclosure schedule. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

         9.11 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.12 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

         9.13 Agreement to Protect Parent's Acquired Goodwill. As part of the Merger, certain employee stockholders have executed non-competition agreements agreeing not to compete, not to solicit employees, and not to solicit customers during the time they are employed by Parent and for two (2) years thereafter, and the parties hereto agree that such agreements are necessary to protect the legitimate business interest of Parent in acquiring the Company including the goodwill of the Company and that the covenants set forth in such agreements are ancillary to this Agreement.

         9.14 Interpretation.

                  (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Where a reference is made to a Law, such reference is to such Law as amended.

                  (b) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "provided to," "furnished to," and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      THE BOEING COMPANY


                                      By: /s/ Louis J. Mancini
                                          -------------------------------------
                                          Name:  Louis J. Mancini
                                          Title: Vice President General Manager
                                                 Commercial Aviation Services


                                      BOEING-AVENGER, INC.

                                      By: /s/ Bryan Gerard
                                          -------------------------------------
                                          Name:  Bryan Gerard
                                          Title: President


                                      AVIALL, INC.


                                      By: /s/ Paul E. Fulchino
                                          -------------------------------------
                                          Name:  Paul E. Fulchino
                                          Title: President and Chief Executive
                                                 Officer





                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                    EXHIBIT A

                                FORM OF RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  AVIALL, INC.


--------------------------------------------------------------------------------

                                   ARTICLE 1
                                   ---------

         The name of the corporation is: Aviall, Inc.

                                   ARTICLE 2
                                   ---------

         The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

                                   ARTICLE 3
                                   ---------

         The purpose of the corporation is to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE 4
                                   ---------

         The total number of shares of stock which the corporation shall have authority to issue is 1,000, all of which shall be common stock having a par value of $0.01 per share.

                                   ARTICLE 5
                                   ---------

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the by-laws of the corporation.

                                   ARTICLE 6
                                   ---------

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide. Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon.

                                   ARTICLE 7
                                   ---------

         Each person who is or was or had agreed to become a director or officer of the corporation, or each such person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of the corporation as an employee of the corporation or as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person) shall be indemnified by the corporation in accordance with the by-laws of the corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 7. Any amendment or repeal of this Article 7 shall not adversely effect any right or protection existing hereunder immediately prior to such amendment or repeal.

                                   ARTICLE 8
                                   ---------

         No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except as provided for in Section 102(b)(7) of the General Corporation Law of the State of Delaware as now in force or as hereinafter amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time such repeal or modification.

                                   ARTICLE 9
                                   ---------

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers, conferred upon stockholders herein are granted subject to this reservation.

                                    EXHIBIT B



                               FORM OF AMENDED AND

                                 RESTATED BYLAWS

                                       OF

                                    [AVENGER]
                                  AVIALL, INC.


                           As Adopted (________, 2006)

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE 1.        OFFICES..................................................... 1

ARTICLE 2.        STOCKHOLDERS................................................ 1

         2.1      Annual Meeting.............................................. 1
         2.2      Special Meetings............................................ 1
         2.3      Place of Meeting............................................ 1
         2.4      Notice of Meeting........................................... 1
         2.5      Waiver of Notice............................................ 2
         2.6      Fixing of Record Date for Determining Stockholders.......... 2
         2.7      Voting List................................................. 2
         2.8      Quorum...................................................... 2
         2.9      Manner of Acting............................................ 2
         2.10     Proxies..................................................... 3
         2.11     Voting of Shares............................................ 3
         2.12     Action by Stockholders Without a Meeting.................... 3

ARTICLE 3.        BOARD OF DIRECTORS.......................................... 3

         3.1      General Powers.............................................. 3
         3.2      Number and Tenure........................................... 3
         3.3      Resignation................................................. 3
         3.4      Annual and Regular Meetings................................. 3
         3.5      Special Meetings............................................ 3
         3.6      Notice of Special Meetings.................................. 4
         3.7      Waiver of Notice............................................ 4
                  3.7.1.  Written............................................. 4
                  3.7.2.  Attendance.......................................... 4
         3.8      Quorum...................................................... 4
         3.9      Manner of Acting............................................ 4
         3.10     Vacancies................................................... 4
         3.11     Removal..................................................... 5
         3.12     Presumption of Assent....................................... 5
         3.13     Committees.................................................. 5
         3.14     Compensation................................................ 5
         3.15     Action by Directors Without a Meeting....................... 5
         3.16     Meetings by Telephone....................................... 5

ARTICLE 4.        OFFICERS.................................................... 6

         4.1      Number...................................................... 6
         4.2      Election or Appointment and Term of Office.................. 6
         4.3      Removal..................................................... 6
         4.4      Vacancies................................................... 6
         4.5      Chairman of the Board....................................... 6
         4.6      President................................................... 6
         4.7      Vice President.............................................. 7
         4.8      Secretary................................................... 7
         4.9      Treasurer................................................... 7

ARTICLE 5.        CONTRACTS, LOANS, CHECKS, AND DEPOSITS...................... 8

         5.1      Loans....................................................... 8
         5.2      Loans to Officers and Directors............................. 8
         5.3      Checks, Drafts, Etc......................................... 8
         5.4      Deposits.................................................... 8

ARTICLE 6.        CERTIFICATES FOR SHARES AND THEIR TRANSFER.................. 8

         6.1      Issuance of Shares.......................................... 8
         6.2      Certificates for Shares..................................... 8
         6.3      Transfer of Shares.......................................... 9

ARTICLE 7.        BOOKS AND RECORDS........................................... 9

ARTICLE 8.        FISCAL YEAR................................................. 9

ARTICLE 9.        SEAL........................................................ 9

ARTICLE 10.       INDEMNIFICATION............................................. 9

ARTICLE 11.       AMENDMENTS..................................................10

ARTICLE 12.       THE CORPORATION AS STOCKHOLDER..............................10

                                 FORM OF AMENDED

                               AND RESTATED BYLAWS

                                       OF

                                  AVIALL, INC.

                               ARTICLE 1. OFFICES

        The principal office of the corporation shall be located at its principal place of business, which at the time of adoption of these Bylaws is 100 N. Riverside Drive, Chicago, IL 60606-1596. The corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors ("Board") may designate or as the business of the corporation may require from time to time.

                             ARTICLE 2. STOCKHOLDERS

        2.1 Annual Meeting. The annual meeting of stockholders shall be held on a date and at a time designated by the Board, for the purpose of electing directors and transacting such other business as may properly come before the meeting. If the day fixed for the annual meeting is a legal holiday at the place of the meeting, the meeting shall be held on the next succeeding business day. If the election of directors is not held on the day designated for the annual meeting of stockholders, or at any adjournment thereof, the election shall be held at a special meeting of the stockholders called as soon thereafter as practicable.

        2.2 Special Meetings. The President, the Board, or the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting may call special meetings of the stockholders for any purpose.

        2.3 Place of Meeting. All meetings shall be held at the principal office of the corporation or at such other place within or without the State of Delaware designated by the Board or by any persons entitled to call a meeting hereunder, or by a waiver of notice signed by all of the stockholders entitled to vote at the meeting.

        2.4 Notice of Meeting. The President, the Secretary, the Board, or stockholders calling an annual or special meeting of stockholders as provided for herein, shall cause to be delivered to each stockholder entitled to vote at the meeting either personally or by mail, not less than ten nor more than sixty days before the meeting, written notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose of purposes for which the meeting is called. If such notice is mailed, it shall be deemed delivered when deposited in the United States mail properly addressed to the stockholders at their respective addresses as they appear on the stock transfer books of the corporation, with postage prepaid.

        2.5 Waiver of Notice. Whenever any notice is required to be given to any stockholder under the provisions of these Bylaws or the Certificate of Incorporation or the General Corporation Law of the State of Delaware ("DGCL"), a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        2.6 Fixing of Record Date for Determining Stockholders. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose, the Board may fix in advance a date as the record date for any such determination. Such record date shall be not more than fifty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination is to be taken. If no record date is fixed for the determination of stockholders entitled to vote at a meeting or to receive payment of a dividend, the date and hour on which the notice of meeting is mailed or on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date and time for such determination. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

        2.7 Voting List. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, shall be made, arranged in alphabetical order, with the address of and number of shares held by each stockholder. This list shall be open to inspection in accordance with the DGCL for a period of ten days prior to such meeting. The list shall be kept open at such meeting for the inspection of any stockholder.

        2.8 Quorum. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At a meeting adjourned and reconvened, if a quorum is present or represented at the reconvened meeting, any business may be transacted that might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        2.9 Manner of Acting. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number is required by these Bylaws, the Certificate of Incorporation, or the DGCL.

        2.10 Proxies. A stockholder may vote by proxy executed in writing by the stockholder or by the stockholder's attorney-in- fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. Unless otherwise provided in the proxy, a proxy shall be invalid after eleven months from the date of its execution.

        2.11 Voting of Shares. Each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders.

        2.12 Action by Stockholders Without a Meeting. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent setting forth the action so taken is signed by all stockholders entitled to vote with respect to the subject matter thereof. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

                          ARTICLE 3. BOARD OF DIRECTORS

        3.1 General Powers. The business and affairs of the corporation shall be managed by the Board.

        3.2 Number and Tenure. The number of directors shall not be more than seven and not fewer than one, as shall be determined from time to time by resolution of the Board. The initial board shall be composed of six directors. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Unless a director dies, resigns, or is removed, each director shall hold office until the next annual meeting of stockholders or until the director's successor is elected, whichever is later. Directors need not be stockholders of the corporation or residents of the State of Delaware.

        3.3 Resignation. Any director may resign at any time by delivering written notice to the President or the Secretary, or to the registered office of the corporation, or by giving oral notice at any meeting of the directors or stockholders.

        3.4 Annual and Regular Meetings. An annual Board meeting shall be held without notice promptly after and at the same place as the annual meeting of the stockholders. By resolution, the Board may specify the time and place either within or without the State of Delaware for holding regular meetings without other notice than such resolution.

        3.5 Special Meetings. Special Board meetings may be called by or at the request of the President, the Secretary or any two directors. The person or persons authorized to call special meetings may fix any place either within or without the State of Delaware as the place for holding any special Board meeting called by them.

        3.6 Notice of Special Meetings. Notice of each special meeting, stating the time and place of the meeting, shall be given to each director by mail, telephone, or other electronic transmission or personally. If by mail, such notice shall be given not less than five days before the meeting; and if by telephone, other electronic transmission or personally, not less than two days before the meeting. Neither the business to be transacted at nor the purpose of any special meeting need be specified in the notice of such meeting.

        3.7 Waiver of Notice.

                  3.7.1 Written. Whenever any notice is required to be given to any director under the provisions of these Bylaws, the Certificate of Incorporation, or the DGCL, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any regular or special meeting of the Board need be specified in the waiver of notice of such meeting.

                  3.7.2 Attendance. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

        3.8 Quorum. Except as provided in these Bylaws, the Certificate of Incorporation, or the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business at any Board meeting but, if less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

        3.9 Manner of Acting. The act of the majority of the directors present at a meeting at which there is a quorum shall be the act of the Board, unless the vote of a greater number is required by these Bylaws, the Certificate of Incorporation, or the DGCL.

        3.10 Vacancies. Any vacancy occurring on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of such director's predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board for a term of office continuing only until the next election of directors by the stockholders.

        3.11 Removal. At a meeting of stockholders called expressly for that purpose, one or more members of the Board (including the entire Board) may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors.

        3.12 Presumption of Assent. A director of the corporation present at a Board meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such director's dissent is entered in the minutes of the meeting, or unless such director files a written dissent to such action with the person acting at the secretary of the meeting before the adjournment thereof, or unless such director forwards such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. A director who voted in favor of such action may not dissent.

        3.13 Committees. The Board may, by resolution passed by a majority of the whole Board, appoint standing or temporary committees, each committee to consist of one or more directors of the corporation, and invest such committees with such powers as it may see fit, subject to such conditions as may be prescribed by the Board and by applicable law. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. The designation of any such committee and the delegation of authority thereto shall not relieve the Board, or any member thereof, of any responsibility imposed by law.

        3.14 Compensation. By Board resolution, directors and committee members may be paid their expenses, if any, of attendance at each Board or committee meeting, or a fixed sum for attendance at each Board or committee meeting, or a stated salary as director or a committee member, or a combination of the foregoing. No such payment shall preclude any director or committee member from serving the corporation in any other capacity and receiving compensation therefor.

        3.15 Action by Directors Without a Meeting. Any action that could be taken at a meeting of the Board or of any committee appointed by the Board may be taken without a meeting if a written consent setting forth the action to be taken is signed by each of the directors or by each committee member. Any such written consent shall be inserted in the minute book as if it were the minutes of a Board or a committee meeting.

        3.16 Meetings by Telephone. Members of the Board or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting

                               ARTICLE 4. OFFICERS

        4.1 Number. The officers of the corporation shall be a President, a Secretary, and a Treasurer, each of whom shall be elected by the Board. One or more Vice Presidents and such other officers, including a Chairman of the Board and assistant officers as may be deemed necessary, may be elected or appointed by the Board, such officers and assistant officers to hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as may be provided by resolutions of the Board. The Board may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authorities, and duties. Any two or more offices may be held by the same person.

        4.2 Election or Appointment and Term of Office. The officers of the corporation shall be elected or appointed annually by the Board at the Board meeting held after the annual meeting of the stockholders. If the officers are not elected at such meeting, such election shall be held as soon thereafter as a Board meeting conveniently may be held. Unless an officer dies, resigns, or is removed, each officer shall hold office until the next annual meeting of the Board or until such officer's successor is elected.

        4.3 Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

        4.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause may be filled by the Board for the unexpired portion of the term.

        4.5 Chairman of the Board. The Chairman of the Board, if elected, shall be chosen from among the directors. The Chairman shall preside, when present, at all meetings of the stockholders and at all meetings of the Board and shall have such other powers and duties as may from time to time be prescribed by the Board upon written directions given to him pursuant to Resolutions duly adopted by the Board.

        4.6 President. The President shall be the chief executive officer of the corporation unless some other officer is so designated by the Board, and, subject to the Board's control, the President shall supervise and control all of the business and affairs of the corporation. In the absence of the Chairman of the Board, the President shall preside over all meetings of the stockholders and over all Board meetings. The President may sign certificates for shares of the corporation, deeds, mortgages, bonds, contracts, or other instruments, except when the signing thereof has been expressly delegated by the Board or by these Bylaws to some other officer or agent of the corporation or is required by law to be otherwise signed by some other officer or in some other manner. In general, the President shall perform all duties incident to the office of President and such other duties prescribed by the Board from time to time.

        4.7 Vice President. In the event of the absence or death, inability or refusal to act, of the President, the Vice President (or, in the event of more than one Vice President, the Vice President who was first elected to such office) shall perform the duties of the President, with all the powers of and subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation. Vice Presidents shall have, to the extent authorized by the President or the Board, the same powers as the President to sign deeds, mortgages, bonds, contracts, or other instruments. Vice Presidents shall perform such other duties as from time to time may be assigned to them by the President or by the Board.

        4.8 Secretary. The Secretary shall: (a) keep the minutes of meetings of the stockholders and the Board in one or more books provided for that purpose;
(b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and seal of the corporation, the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep registers of the post office address of each stockholder as furnished to him or her by each stockholder; (e) sign with the President or a Vice President certificates for shares of the corporation, the issuance of which has been authorized by resolution of the Board; (f) have general charge of the stock transfer books of the corporation;
(g) sign with the President deeds, mortgages, contracts, bonds, or other instruments; and (h) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board. In the absence of the Secretary, an Assistant Secretary may perform his or her duties.

        4.9 Treasurer. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board shall determine. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for monies due and payable to the corporation from any source whatsoever, and deposit all such monies in the name of the corporation in banks, trust companies, or other depositories selected by the Board in accordance with the provisions of these Bylaws; and in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board. In the absence of the Treasurer, an Assistant Treasurer may perform his or her duties.

                ARTICLE 5. CONTRACTS, LOANS, CHECKS, AND DEPOSITS

        5.1 Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board. Such authority may be general or confined to specific instances. No loans shall be made by the corporation secured by its shares.

        5.2 Loans to Officers and Directors. No loans shall be made by the corporation to its officers or directors, unless first approved by the holders of two-thirds of the shares.

        5.3 Checks, Drafts, Etc. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation shall be signed by such officers or agents of the corporation and in such manner as is from time to time determined by resolution of the Board.

        5.4 Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the Board may select.

              ARTICLE 6. CERTIFICATES FOR SHARES AND THEIR TRANSFER

        6.1 Issuance of Shares. No shares of the corporation shall be issued unless authorized by the Board, which authorization shall include the maximum number of shares to be issued and the consideration to be received for each share.

        6.2       Certificates for Shares.

                  6.2.1 Certificates representing shares of the corporation shall be signed by the President or the Vice President and by the Secretary or an Assistant Secretary and shall include on their face written notice of any restrictions which the Board may impose on the transferability of such shares. All certificates shall be consecutively numbered or otherwise identified.

                  6.2.2 The name and address of the person to whom the shares represented thereby are issued, together with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.

        6.3 Transfer of Shares. Transfer of shares of the corporation shall be made only on the stock transfer books of the corporation by the holder of record thereof or by such holder's legal representative, who shall furnish proper evidence of authority to transfer, or by such holder's attorney-in-fact authorized by power of attorney duly executed and filed with the Secretary of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificates for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the corporation as the Board may prescribe.

                          ARTICLE 7. BOOKS AND RECORDS

        The corporation shall keep correct and complete books and records of account, stock transfer books, minutes of the proceedings of its stockholders and Board, and such other records as may be necessary or advisable.

                             ARTICLE 8. FISCAL YEAR

        The fiscal year of the corporation shall be the calendar year, provided that if a different fiscal year is selected for purposes of federal income taxes, the fiscal year shall be the year so selected.

                                 ARTICLE 9. SEAL

        The seal of the corporation shall consist of the name of the corporation, the state of its incorporation, and the year of its incorporation.

                    ARTICLE 10. INDEMNIFICATION AND INSURANCE

        10.1 Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in section 10.2 of this Bylaw with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of the corporation.

        10.2 If a claim under section 10.1 of this Bylaw is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        10.3 Following any "change in control" of the corporation of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the claimant, which such independent legal counsel shall be retained by the Board on behalf of the corporation.

        10.4 The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        10.5 The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        10.6 The corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

        10.7 The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

                             ARTICLE 11. AMENDMENTS

        These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board at any regular or special meeting of the Board. The stockholders may also make, alter, amend, and repeal the Bylaws of the corporation at any annual meeting or at a special meeting called for that purpose; and all Bylaws made by the directors may be amended, repealed, altered, or modified by the stockholders at any regular or special meeting called for that purpose.

              ARTICLE 12. ACTIONS BY THE CORPORATION AS STOCKHOLDER

        Each of the Chairman, the President, any Vice President and the Secretary of the corporation may from time to time execute on behalf of the corporation (a) waivers of notice of annual or special stockholders' meetings of any of the corporation's subsidiary corporations or any other corporation the stock of which is held by or for the benefit of the corporation; (b) written consents to action taken without a meeting by all stockholders of such corporations; and (c) proxies appointing persons to vote the stock of such corporations that is held by or for the benefit of the corporation at annual or special meetings for the purpose of electing directors of such corporations and for the transaction of such other business as may properly come before such meetings or any adjournment thereof, and instructing the person or persons so appointed as to the manner of casting such vote or giving such consent.